Exhibit 10.53

DATED OCTOBER 21, 2015

SHAREHOLDERS AGREEMENT

BY AND AMONGST

VIOM NETWORKS LIMITED

AND

TATA SONS LIMITED

AND

TATA TELESERVICES LIMITED

AND

IDFC PRIVATE EQUITY FUND III

AND

MACQUARIE SBI INFRASTRUCTURE INVESTMENTS PTE LIMITED

AND

SBI MACQUARIE INFRASTRUCTURE TRUST

AND

ATC ASIA PACIFIC PTE. LTD.

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SCHEDULE 2 AFFIRMATIVE VOTE MATTERS	2-1

SCHEDULE 3 FORM OF DEED OF ADHERENCE	3-1

SCHEDULE 4 INDIAN AUDIT FIRMS	4-1

SCHEDULE 5 IMPORTANT MANAGERIAL POSITIONS	5-1

SCHEDULE 6 DETERMINATION OF FAIR MARKET VALUE	7-1

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THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is executed at New Delhi on this 21st day of October, 2015 (the “Execution Date”),

BY AND AMONGST:

1.	VIOM NETWORKS LIMITED, a company incorporated under the laws of India having its registered office at D-2, 5th Floor, Southern Park, Saket Place, Saket, New Delhi 110017, India (hereinafter referred to as the “Company”, which expression shall, unless the context otherwise requires, mean and include its successors and permitted assigns) of the FIRST PART;

2.	TATA SONS LIMITED, a company incorporated under the (Indian) Companies Act, 1913 and having its registered office at Bombay House, 24, Homi Mody Street, Mumbai 400 001, India (hereinafter referred to as “TSL”, which expression shall, unless the context otherwise requires, mean and include its successors and permitted assigns) of the SECOND PART;

3.	TATA TELESERVICES LIMITED, a company incorporated under the (Indian) Companies Act, 1956 and having its registered office at Jeevan Bharati Tower I, 10th Floor, 124, Connaught Circus, New Delhi 110001, India (hereinafter referred to as “TTSL”, which expression shall, unless the context otherwise requires, mean and include its successors and permitted assigns) of the THIRD PART;

4.	IDFC PRIVATE EQUITY FUND III, a unit scheme of the IDFC Infrastructure Fund 3 (being a trust created under the Indian Trusts Act, 1881 and registered as a venture capital fund with the Securities Exchange Board of India under the Securities and Exchange Board of India (Venture Capital Funds) Regulations, 1996) and whose office is at 201, Naman Chambers, C-32, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India, of which IDFC Trustee Company Limited, whose registered office is at 201, Naman Chambers, C-32, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India, is a trustee and represented by IDFC Alternatives Limited, a company incorporated in India and whose registered office is at 101, Naman Chambers, C-31, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India, acting in its capacity as the investment Manager of IDFC Private Equity Fund III, (hereinafter referred to as the “IDFCPE III”, which expression shall, unless the context otherwise requires, mean and include its successors and permitted assigns) of the FOURTH PART;

5.	MACQUARIE SBI INFRASTRUCTURE INVESTMENTS PTE LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 10 Marina Boulevard, #17-01 Tower 2, Marina Bay Financial Centre Singapore 018983 (hereinafter referred to as “MSIIPL” which expression shall, unless the context otherwise requires, mean and include its successors and permitted assigns) of the FIFTH PART;

6.

SBI MACQUARIE INFRASTRUCTURE TRUSTEE PRIVATE LIMITED as the trustees of SBI MACQUARIE INFRASTRUCTURE TRUST, a trust within the meaning of the Indian Trusts Act, 1882, having its address at 92, 2 North Avenue, Maker Maxity, Bandra Kurla Complex, Bandra (E), Mumbai—400051, India, (hereinafter referred to as “SMIT” which expression shall, unless the context otherwise requires, mean and include its permitted assigns) of the SIXTH PART; and

7.	ATC ASIA PACIFIC PTE. LTD., a company incorporated under the laws of Singapore whose registered office is at One Raffles Quay, North Tower, Level 25, Singapore 048583 (hereinafter referred to as the “Investor” which expression shall, unless the context otherwise requires, mean and include its successors and permitted assigns) of the SEVENTH PART.

The Company, IDFCPE III, TTSL, TSL, MSIIPL, SMIT and the Investor shall hereinafter collectively be referred to as “Parties” and individually referred to as a “Party”.

WHEREAS:

(A)	The Company is a public limited company and is presently engaged in the business of providing passive infrastructure (pursuant to IP-1 Registration) and facilities related to telecommunication. Incorporation details of the Company have been provided as Schedule 1;

(B)	The Investor has agreed to become a Shareholder (defined below) pursuant to the purchase of Sale Shares (defined below) from TTSL, IDFCPE II, SREI Infrastructure Finance Limited, Confident Solar Private Limited, Optimum Infratel Private Limited, Right Towers Private Limited, Resurgent Infratel Private Limited, Aksayakala Trust, Quippo Telecom Infrastructure Private Limited, Mr. Sunil Kanoria, Indivest Pte Limited, India Infrastructure Fund, Funderburk Mauritius Limited, Everest Capital (M) Limited, AMP Capital Asian Giants Infrastructure Funds and Infrastructure Fund of India LLC, in accordance with the share purchase agreement dated on or around the date hereof, 2015, (“Share Purchase Agreement”). As of the Execution Date, the issued, subscribed and outstanding equity share capital of the Company is held in the proportion mentioned in Schedule 1A; and

(C)	The Parties have agreed to execute this Agreement to record the terms and conditions on which the Parties will participate in the affairs of the Company, the terms which would govern their relationship in respect of the management and governance of the Company, and their mutual rights and obligations as Shareholders. The rights, duties, obligations and liabilities of the Parties shall be as set out in this Agreement and as provided in the Charter Documents (defined below).

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration the receipt and adequacy of which is acknowledged, it is hereby agreed by and between the Parties and this Agreement witnesseth as under:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, in addition to the terms defined in the introduction to, recitals of and the text of this Agreement, whenever used in this Agreement, unless repugnant to the meaning or context thereof, the following capitalized words and terms shall have the meanings set forth below:

“Accounting Principles” shall mean generally accepted accounting principles in India as set forth in pronouncements of the Institute of Chartered Accountants of India and in the Companies Act and as in effect from time to time, as modified and as agreed hereunder and as consistently applied by the Company;

“Accounts” shall mean the accounts of the Company, prepared in accordance with the Accounting Principles, including the relevant balance sheets and profit and loss accounts together with all documents which are or would be required by applicable Law to be annexed to the accounts of the Company, to be laid before the Company in the General Meeting for the relevant Financial Year;

“Adjourned General Meeting” shall have the meaning given to the term in Clause 5.4;

“Adjourned Meeting” shall have the meaning given to the term in Clause 4.5.1;

“Affiliate” with respect to any Person, shall mean any other Person that is directly or indirectly, or through one or more intermediate Persons, Controlling, Controlled by, or under the common Control of such Person from time to time, it being clarified that for the purposes of this Agreement, TTML and TOF shall be deemed to be an Affiliate of TTSL and TSL;

“Affirmative Vote Matter” shall mean each of the matters listed in Schedule 2 herein;

“Agreement” shall have the meaning given to it in the Preamble;

“Allowed Transaction” shall mean any purchase or other acquisition of towers not exceeding: (A) four thousand (4,000) towers in the Financial Year 2017; and (B) a number equal to ten percent (10%) of the aggregate number of towers then operated or managed by the Company in respect of any subsequent Financial Years; provided, however, that such annual limitation shall: (a) not apply to any transaction (i) pending at Completion, (ii) undertaken by any direct or indirect subsidiary of American Tower Corporation in India other than the Company subject to the terms of the Implementation Agreement; and (b) be cumulative, with any amount remaining at the end of a Financial Year (including the Financial Year ending March 31, 2017) rolling into the subsequent Financial Years;

“American Tower Corporation” shall mean American Tower Corporation, a company incorporated under the laws of the United States of America and having its registered office at 116 Huntington Avenue, Boston, Massachusetts, U.S.A.;

“American Tower International Inc.” or “ATII” shall mean American Tower International Inc., a company incorporated in the State of Delaware, United States of America, whose registered office is at 1209 Orange Street, Wilmington, County of New Castle;

“Annual Business Plan” means the business plan prepared by the Company, and reviewed and approved by the Board, with respect to every Financial Year in relation to the Company, containing in each case: (a) full particulars of the operating performance budget, (b) the key performance indicators applicable to a company engaged in a business similar to the Business, including, inter-alia, details in relation to borrowing, capex and total indebtedness of the Company for the concerned Financial Year, and (c) information regarding market conditions and strategic considerations as the Board may deem fit;

“Anti-Bribery Laws” means the US Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq., and the anti-corruption laws of India, as existing at the time of execution of this Agreement or otherwise existing at the time a relevant action was taken;

“Articles of Association” means the articles of association of the Company, as subsequently amended from time to time;

“ATC India Entities” means the Investor’s and its Affiliates’ subsidiaries (existing as well as those acquired or incorporated prior to Completion) in the Territory engaged in telecom infrastructure business operations;

“Audit Committee” shall have the meaning given to the term in Clause 4.7.1;

“Audited Financial Statements” shall mean the standalone and consolidated audited financial statements of the Company for the period for which such financial statements pertain (including the balance sheet, profit and loss account, the notes to the financial statements, the director’s report, the auditor’s report and all disclosures as prescribed in Schedule III of the Companies Act of India), along with all related audited statements of income, sources and uses of cash, Share Capital and reserves for such period;

“Banking Regulation Act” shall mean the Indian Banking Regulation Act, 1949, as amended from time to time and as supplemented by the rules and regulations issued thereunder;

“Big Four” means any of KPMG, PriceWaterhouse Coopers, Deloitte & Touche and Ernst & Young, acting through or represented by their respective audit teams or affiliate audit firms permitted to practice in the Territory under the regulations of the Institute of Chartered Accountants of India;

“Board” means the board of directors of the Company;

“Board Meeting Quorum” shall have the meaning given to the term in Clause 4.5.1;

“Business” means the telecommunications infrastructure business of the Company in relation to erecting, maintaining and providing space on telecom towers, whether ground based towers, rooftop towers, poles or other types of towers and the telecommunications facilities, including DAS in the Territory situated at various tower sites (forming part of the property), to users for installation of communications equipment;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in Mumbai, Delhi, Singapore and Boston for normal business transactions;

“Call Option” shall have the meaning given to the term in Clause 14.1;

“Call Option Completion Date” shall have the meaning given to the term in Clause 14.2;

“Call Option Consideration” shall mean, with respect to each Party, the number of Call Option Shares being sold by it multiplied by the Call Option Price;

“Call Option Exercise Notice” shall have the meaning given to the term in Clause 14.1;

“Call Option Price” shall mean the price per Equity Share that is the higher of:

(a)	the applicable Per Share Fair Market Value;

(b)	the per share price paid by the Investor to the selling shareholders under the Share Purchase Agreement, being Rs. 216 (Rupees two hundred and sixteen) per Share as adjusted for stock splits, bonus issues, consolidation or other similar capital restructuring which occurs after Completion; and

(c)	the minimum price prescribed under the applicable Law, if any;

provided that in the event that a Call Option is exercised with respect to a Third Party transferee that acquires Shares from TTSL, TSL or IDFCPE III (as applicable), the Call Option Price shall mean the price per Equity Share that is the applicable Per Share Fair Market Value;

“Call Option Seller” shall have the meaning given to the term in Clause 14.2;

“Call Option Shares” shall have the meaning given to the term in Clause 14.2;

“Charter Documents” means collectively the memorandum of association and the Articles of Association of the Company;

“Clawback Subscription” means the subscription to Equity Shares at the applicable Per Share Fair Market Value by the Investor to maintain its Shareholding greater than fifty percent (50%) in circumstances where its Shareholding is not in excess of fifty percent (50%) as a consequence of a breach of any warranties or covenants by any of the sellers under the Share Purchase Agreement in relation to the Sale Shares;

“COC Call Option” shall have the meaning given to the term in Clause 11.10.4;

“COC Put Option” shall have the meaning given to the term in Clause 11.10.1;

“Combination” shall mean the combination of the Company’s Business with the telecommunications infrastructure business operations of the ATC India Entities, in the manner and on the terms agreed amongst the Investor, TTSL, TSL, IDFCPE III, MSIIPL and SMIT, and other transactions contemplated under the Implementation Agreement;

“Combination MOU” shall mean the memorandum of understanding of even date, executed between American Tower International, Inc., ATC Asia Pacific Pte. Ltd., Transcend Infrastructure Holdings Pte. Ltd., ATC Asia Holding Company, LLC, American Tower Mauritius, , TTSL, TSL, MSIIPL, SMIT, and IDFCPE III, setting out, inter alia, the guiding principles for the Combination and key terms and conditions to be included in the Implementation Agreement, including the principles for determination of the swap ratio for the proposed Combination and principles to ensure that there is no conflict of interest between the Investor, on the one hand, and the Company, the TTSL, TSL, MSIIPL, SMIT and IDFCPE III, on the other;

“Companies Act” shall mean the Indian Companies Act, 1956 and the Companies Act, 2013, as applicable, and, as amended from time to time and as supplemented by the rules and regulations issued thereunder;

“Company” shall have the meaning given to the term in the Preamble;

“Competitor” means any Person that is directly or indirectly (including through an Affiliate), engaged in the Territory in (a) the telecommunications infrastructure business in relation to erecting, maintaining and providing space on telecom towers, whether ground based towers, rooftop towers, poles or other types of towers and the communications passive infrastructure facilities situated at various tower sites (forming part of the property), to users for installation of telecommunications equipment in the Territory; or (b) a telecommunications business similar to the business of TTSL in the Territory. Provided, however, that a “Competitor” shall not include (x) any Affiliate of the Investor subject to the terms of the Implementation Agreement, or (y) TSL and or its Affiliates;

Provided that, notwithstanding the aforesaid, “Competitor” shall not include any Person who is a “Financial Investor” and the term “Financial Investor” for the purpose of this definition shall mean the following Persons:

(a)	any banking company within the meaning of the Banking Regulation Act;

(b)	any foreign bank;

(c)	any financial institutions including any investment banks, non-banking financial companies, core investment companies, stock brokers, merchant bankers, insurance companies, and other financial intermediaries which are regulated by a financial services regulator in the relevant jurisdiction;

(d)	foreign portfolio investors or alternative investment funds registered under relevant SEBI Regulations or any other category of financial investor registered with SEBI or any other regulator in any jurisdiction;

(e)	investment funds (whether as trusts, body corporate or limited liability partnerships or otherwise) set up with the primary objective of making financial investments or to invest capital and fund managers (including mutual funds, venture capital funds, hedge funds, bond funds, balanced funds, private equity funds, foreign venture capital investors, buy-out funds, pension funds or corporate funds or any other funds);

(f)	special purpose vehicles or investment companies Controlled directly or indirectly, by such entities referred to in (a) to (e) above;

It is hereby agreed that any investment company (including any core investment company) established either as a holding company (as a direct parent of such investment company or through a layer of special purpose vehicles) or as a direct or indirect subsidiary company of such Competitor for the purposes of acquiring the Securities shall be deemed to be a Competitor;

“Completion” shall mean the completion of the transfer of Sale Shares to the Investor in accordance with the Share Purchase Agreement;

“Completion Date” shall mean the date on which the Completion occurs;

“Confidential Information” shall have the meaning given to the term in Clause 20.1;

“Consent” of a Shareholder shall mean (a) in relation to any action or decision of the Shareholders, the affirmative vote of such Shareholder or its representative; (b) in relation to any action or decision of the Board or its committees, the affirmative vote of the Director nominated by such Shareholder, whether at a meeting of the Board, its committees or Shareholders, or by prior written notice;

“Consolidated Arbitration” shall have the meaning given to it in Clause 24.7;

“Continuing Shareholders” shall mean TTSL, TSL, MSIIPL, SMIT and IDFCPE III;

“Controlling”, “Controlled by” or “Control” with respect to any Person, shall mean (a) ownership or control (whether directly or indirectly) of more than fifty (50%) of the total equity share capital or voting capital or the like of the controlled entity, whether by shareholding or contract or otherwise; or (b) control of, or the power to control (whether by vote or composition) the board of directors or equivalent or analogous body of the controlled entity, and the terms “controlling” and “controlled” shall be correspondingly construed;

“CSR Committee” shall have the meaning given to the term in Clause 4.7.1;

“Dark Fiber” shall mean any optical fiber cable installed in a point to point or point to multipoint or in mesh topology but without any termination on active electronics or active equipment and does not carry any signals or traffic;

“DAS” means, whether implemented indoors or outdoors, a “distributed antenna system,” i.e., a type of IBS implemented through distributed passive antennae elements connected to a central location that contains the main radio units and ancillary equipment that generate wireless signals through RF cables throughout the building to enhance the wireless coverage/capacity & quality of licensed spectrum or unlicensed spectrum;

“Deadlock Appointee” shall have the meaning given to the term in Clause 7.1;

“Deadlock Matter” shall have the meaning given to the term in Clause 7.1;

“Deed of Adherence” means a deed in the form set out in Schedule 3;

“Default Annual Business Plan” shall mean the Annual Business Plan deemed to be approved in accordance with Clauses 4.9.1 and 4.9.2;

“Default Tag Right” shall have the meaning given to the term in Clause 15.2.2;

“Definitive Agreements” shall collectively mean the Share Purchase Agreement, this Agreement, the Implementation Agreement and the Shareholders Agreement Put Obligation Performance Guarantee;

“Director” means a director of the Company;

“Docomo” shall mean NTT DoCoMo, Inc., a company incorporated under the laws of Japan, having its registered office at 11-1 Nagata-cho, Chiyoda-ku, Tokyo 100-6150 Japan;

“Drag Along Notice” shall have the meaning given to the term in Clause11.8.1;

“Drag Along Right” shall have the meaning given to the term in Clause 11.8.3;

“Drag Along Sale” shall have the meaning given to the term in Clause 11.8.1;

“Drag Along Shareholders” shall have the meaning given to the term in Clause 11.8.3;

“Drag Notice” shall have the meaning given to the term in Clause 15.2.1(a);

“Drag Price” shall have the meaning given to the term in Clause 15.2.1(a);

“EBITDA” means the profit after tax of the Company plus interest, tax, depreciation and amortization, in each case as determined and audited in accordance with the Accounting Principles;

“Effective Date” shall have the meaning given to the term in Clause 2.1;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, option, hypothecation, deed of trust, power of sale in favour of a Third Party, right to acquire, right of pre-emption, right of first refusal, assignment by way of security or trust arrangement for the purpose of providing security, any security interest or other third party right of any kind (including any retention arrangement, escrow arrangement), any right, interest or claim of a Third Party, including any Governmental Authority, or any agreement, arrangement or obligation to create any of the foregoing, and “Encumber” shall be construed accordingly;

“Equity Shares” means the issued and outstanding equity shares of the Company having a face value of Indian Rupees Ten only (INR 10) each in the Share Capital or any securities convertible into or exercisable for Shares or other equity interests of the Company;

“Excluded Securities” shall mean any Equity Shares or other Securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase Equity Shares or other Securities issued to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person, subject to compliance with Clause 6 hereof; or (d) a stock split, stock dividend or any similar recapitalization; (e) the Combination; (f) a Clawback Subscription; or (g) a Restructuring;

“Execution Date” shall have the meaning assigned to it in the Preamble;

“Exempted Transaction” shall mean any of the following:

(a)	conversion of the Company into a private limited company;

(b)	change in the registered office of the Company (including to another State) or changing the name of the Company;

(c)	issuance of additional convertible securities by the Company for purposes of redemption of the IIF Preference Shares as provided under Clause 8 of this Agreement);

(d)	a Clawback Subscription;

(e)	any transactions contemplated by the Annual Business Plan or the Default Annual Business Plan;

(f)	any increase in share capital for meeting the funding requirements of the Company as contemplated in the then applicable Annual Business Plan or Default Annual Business Plan, an Allowed Transaction or any other transactions specifically permitted under this Agreement, provided that any additional issuance of shares pursuant to this sub-clause (f) shall be made (I) in accordance with the provisions of Clause 10 of this Agreement and (II) only if the Company has already availed of debt at least to the extent of the Permitted Debt Ratio;

(g)	Combination or any other transactions contemplated by the Implementation Agreement;

(h)	Restructuring; or

(i)	Allowed Transactions;

“Existing Inter-se Agreement” shall mean the inter-se agreement, dated 29 July 2009, between certain Existing Shareholders with respect to the inter-se rights of such Shareholders;

“Existing Shareholders” shall mean the Shareholders of the Company holding Shares in the Company prior to Completion;

“Existing Shareholders Agreement” shall mean the Shareholders Agreement, dated August 18, 2009, executed, inter alia, between and amongst certain Existing Shareholders and the Company;

“Extended Period” shall have the meaning given to the term in Clause 10.3;

“Fair Market Value” shall mean the fair market value of the Shares as determined in accordance with Schedule 6.

“Financial Year” means the financial year commencing on April 1st of a calendar year and ending on March 31st in the immediately succeeding calendar year, a period in respect of which the Company prepares its audited Accounts;

“Financial Year 2017” means the Financial Year ending March 31, 2017;

“First Adjourned Meeting” shall have the meaning given to the term in Clause 4.5.1;

“First Call Period” shall mean a period of ninety (90) days commencing from the expiry of the Second Put Period;

“First Put Period” shall mean a period of ninety (90) days commencing from April 1, 2018;

“Fully Diluted Basis” shall mean, with reference to any amount or percentage of the share capital of the Company, such amount or percentage calculated as if all of the securities convertible into or exercisable or exchangeable for, or which carry a right to subscribe to or purchase or which represent or bestow any beneficial ownership or interest in, the Equity Shares of the Company, then issued and outstanding, had been exercised in full (whether or not such securities, stock options or other obligations are at such time exercisable or convertible). It is clarified that any non-convertible preference shares held under the Investment Agreement shall not be considered for the purposes of determining the shareholding of the Company on a Fully Diluted Basis;

“General Meeting” means a meeting of the Shareholders;

“Government Entity” shall mean: (a) a national government, political subdivision thereof, or local jurisdiction therein; (b) an instrumentality, board, commission, court, or agency, whether civilian or military, of any of the above, however constituted; or (c) a government-owned/government-controlled association, organization, business or enterprise;

“Government Official” shall mean: (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Government Entity; (b) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (c) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (d) an officer or employee of a supra-national organization (e.g., World Bank, United Nations, International Monetary Fund, OECD);

“Governmental Authority” means any governmental, administrative, regulatory or statutory authority, government department, tribunal, branch, agency or any non-governmental regulatory or administrative authority or court or other entity authorized to make laws, rules or regulations or pass directions having, or purporting to have, jurisdiction, or any State or other subdivision thereof, or any municipality, district or other subdivision thereof, having jurisdiction pursuant to applicable laws, including but not limited to, the Government of the Territory, recognised stock exchanges, the SEBI and the Foreign Investment Promotion Board;

“IBS (In building Solutions)” means the In-building implementation of radio network through combination of distributed and spatially separated antennae systems or small cells connected through RF cables, CAT5 / CAT6 cables, copper cables or optical fiber cables or any of the cabling systems to enhance the wireless coverage/capacity & quality of licensed spectrum or unlicensed spectrum;

“IDFCPE II” shall mean IDFC Private Equity Fund II, a unit scheme of the IDFC Infrastructure Fund 2 (being a trust created under the Indian Trusts Act, 1881 and registered as a venture capital fund with the Securities Exchange Board of India under the Securities and Exchange Board of India (Venture Capital Funds) Regulations, 1996) and whose office is at 201, Naman Chambers, C-32, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India of which IDFC Trustee Company Limited, whose registered office is at 201, Naman Chambers, C-32, G-Block, Bandra Kurla Complex, Bandra East, Mumbai 400051, India, is a trustee;

“IDFCPE III” shall have the meaning given to the term in the Preamble;

“IIF Preference Shares” shall mean any convertible preference shares held under the Investment Agreement dated March 23, 2010, amongst India Infrastructure Fund, TTSL, Quippo Telecom Infrastructure Limited and the Company (as amended);

“Implementation Agreement” shall mean the implementation agreement to be executed by and amongst American Tower International, Inc., ATC Asia Pacific Pte. Ltd., Transcend Infrastructure Holdings Pte. Ltd., Transcend Infrastructure Private Limited, ATC India Infrastructure Private Limited, ATC Telecom Tower Corporation Private Limited, ATC Asia Holding Company, LLC, American Tower Mauritius, ATC India

Tower Corporation Private Limited, ATC Tower Company of India Private Limited, McCoy Developers Private Limited, TTSL, TSL, MSIIPL, SMIT and IDFCPE III which agreement shall incorporate the principles and guidelines set out in the Combination MOU and set out in detail the manner, terms and conditions (including the swap ratio) on which the Combination shall be undertaken and given effect;

“Indebtedness” shall mean, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued/due commercial or trade liabilities arising in the ordinary course of business and any other current liabilities, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under capital leases as reflected in the Audited Financial Statements, but subject in any event to the Accounting Principles, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person; provided, however, that the term Indebtedness shall not include any obligation under Land Leases;

“Independent Director” shall have the meaning given to it under Section 149(6) of the Companies Act, 2013;

“Independent Valuer” means an internationally recognized investment bank from amongst Evercore, Lazard, Rothschild, Credit Suisse, Citibank, Goldman Sachs, Morgan Stanley, JP Morgan, Bank of America Merrill Lynch, Barclays or Deutsche Bank, and will include their respective Affiliates;

“Indian Audit Firms” shall mean any of the firms set out in Schedule 4;

“Intimation” shall have the meaning given to the term in Clause 10.2.1(b);

“Investment Agreement” shall mean the Investment Agreement dated March 23, 2010, amongst India Infrastructure Fund, TTSL, Quippo Telecom Infrastructure Limited and the Company (as amended);

“Investor” shall have the meaning given to the term in the Preamble subject to Clause 2.3;

“Investor Option Price” shall have the meaning given to the term in Clause 11.5.1;

“Investor ROFO Offer Notice” shall have the meaning given to the term in Clause 11.5.1;

“Investor ROFO Period” shall have the meaning given to the term in Clause 11.5.1;

“Issuance Notice” shall have the meaning given to the term in Clause 10.1.3;

“Issuance Period” shall have the meaning given to the term in Clause 10.3;

“Issuance Price” shall have the meaning given to the term in Clause 10.1.3;

“Issuance Shares” shall have the meaning given to the term in Clause 10.1.3;

“Law” shall include all statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, statutory authority, tribunal, board, court or Recognized Stock Exchange;

“Level I Governance Participation” means Shareholding from nine percent (9%) up to, but less than, twenty-six percent (26%) of the Share Capital; provided, however, that, in the case of MSIIPL and SMIT, jointly, the provisions of Clause 6.1 shall cease to apply to MSIIPL and SMIT only if either takes direct action through a completed sale of their Shareholding to another Shareholder or to a Third Party that directly results in dilution below a nine percent (9%) Shareholding of the Share Capital;

“Level II Governance Participation” means Shareholding from twenty-six percent (26%) up to, but less than, fifty percent (50%) of the Share Capital;

“Macquarie Put Period” shall mean a period commencing on April 1, 2020 and ending on March 31, 2021;

“Managing Director” shall have the meaning given to the term in Clause 4.8.1;

“Material ATC Breach” shall mean a breach by the Investor of the following obligations under the Agreement: (i) Clauses 11.1.1 and 11.1.3 (Lock-in); (ii) Clause 12 (Put Option); and (iii) Clause 17 (Non-Compete and Non Solicitation);

“Minority Option Price” shall have the meaning given to the term in Clause 11.3.1;

“Minority Purchasing Shareholder” shall have the meaning given to the term in Clause 11.3.1;

“Minority ROFO Offer Notice” shall have the meaning given to the term in Clause 11.3.1;

“Minority ROFO Period” shall have the meaning given to the term in Clause 11.3.1;

“MIRA” shall mean Macquarie Infrastructure and Real Assets, an operating division of Macquarie Group Limited and any funds or investment vehicles managed or Controlled by the fund manager and /or the general partners of Macquarie Infrastructure and Real Assets including, MSIIPL and SMIT, but in any event, shall not include any portfolio or investee company in which any of the aforesaid entities may have invested but are not Controlled by the aforesaid entities;

“MSIIPL” shall have the meaning given to it in the Preamble;

“Negotiation Notice” shall have the meaning given to the term in Clause 15.2.2;

“Nominating Party” shall have the meaning given to the term in Clause 4.2.3;

“Nomination Committee” shall have the meaning given to the term in Clause 4.7.1;

“Operator” shall mean each carrier or operator with whom the Company has entered into a master sharing agreement, service order and/or binding letter of intent or term sheet;

“Option” shall mean the Put Option (including a CoC Put Option) or the Call Option, as the case may be;

“Option Seller” shall mean a Put Option Seller or a Call Option Seller, as the case may be;

“Original Meeting” shall have the meaning given to the term in Clause 4.5.1;

“Other Shareholder Agreements” shall mean the Existing Shareholders Agreement, the Existing Inter-Se Agreement and any and all other similar agreements among the Shareholders (other than this Agreement and the Implementation Agreement);

“Party(ies)” shall have the meaning given to the term in the Preamble;

“Pending Arbitration” shall have the meaning set forth in Clause 24.7;

“Per Share Fair Market Value” shall mean, with respect to any applicable Shares, the Fair Market Value of such Shares on a per Share basis;

“Permitted Debt Ratio” means net debt to EBITDA ratio of 3.5:1 calculated on a consolidated basis, provided that prior to the completion of the Combination, for purposes of this Agreement, the Permitted Debt Ratio shall be calculated on a pro forma consolidated basis for the Company and the ATC India Entities;

“Person” means any natural person, limited or unlimited liability company, body corporate, corporation, partnership (whether limited or unlimited), proprietorship, trust, union, association, whether incorporated or not, government, regulatory authority, or any other relevant authority or any agency or political subdivision thereof (as may be contextually applicable) or any other entity that may be treated as a person under applicable Law;

“Pre-emptive Right” shall have the meaning given to the term in Clause 10.1.2;

“Pre-emptive Right Holder” shall have the meaning given to the term in Clause 10.1.2;

“Pro-rata Shares” shall have the meaning given to the term in Clause 11.7.3;

“Proposed Issuance” shall have the meaning given to the term in Clause 10.1.2;

“Put Option” shall have the meaning given to the term in Clauses 12.1, 12.2 and 12.3;

“Put Option Completion Date” shall have the meaning given to the term in Clause 12.4;

“Put Option Consideration” shall mean, with respect to each Party, the number of Put Option Shares being sold by it multiplied by the Put Option Price;

“Put Option Exercise Notice” shall have the meaning given to the term in Clause 12.1;

“Put Option Price” shall mean the price per Equity Share that is the higher of:

(a)	the applicable Per Share Fair Market Value;

(b)	the per share price paid by the Investor to the selling shareholders under the Share Purchase Agreement, being Rs. 216 (Rupees two hundred and sixteen) per Share, as adjusted for stock splits, bonus issues, consolidation or other similar capital restructuring which occurs after Completion; and

(c)	the minimum price prescribed under the applicable Law, if any;

provided that in the event that a Put Option is exercised with respect to a Third Party transferee that acquires Shares from TTSL, TSL or IDFCPE III (as applicable), the Put Option Price shall mean the price per Equity Share that is applicable Per Share Fair Market Value;

“Put Option Seller” shall have the meaning given to the term in Clause 12.4;

“Put Option Shares” shall have the meaning given to the term in Clause 12.4;

“Put Period” shall mean the First Put Period or the Second Put Period (as applicable);

“Qualified IPO” means an initial public offering of Equity Shares, either by way of an offer for sale or fresh issuance or a combination of both, which results in the listing and commencement of trading of the Equity Shares on a Recognised Stock Exchange, or any other direct or indirect listing of any of the Securities of the Company (including pursuant to any investment trusts), at a valuation not less than a per Share price equivalent to the Put Option Price;

“Receiving Party” has the meaning given to the term in Clause 20.1;

“Recognised Stock Exchange” means:

(a)	Bombay Stock Exchange; or

(b)	National Stock Exchange of India;

“Rejection Notice” has the meaning given to the term in Clause 11.3.2;

“Related Parties” shall have the meaning assigned to it in Section 2(76) of the Companies Act, 2013;

“Related Party Transaction” shall mean all transactions with Related Parties, including but not limited to investments in, or loans to, Related Parties;

“Restructuring” shall mean the Combination or any internal reorganisations or amalgamations, as required, including but not limited to the issuance of Indebtedness or equity (including preferred stock) prior to and following the Combination; provided, however, that (i) such Restructuring does not adversely affect the Shareholding or rights of any Shareholder; (ii) and such Restructuring does not result in American Tower Corporation losing direct or indirect Control of the Investor or American Tower International Inc.; and (iii) such Restructuring does not result in a Competitor being a shareholder of the Investor or American Tower International Inc.;

“ROFO Notice” shall have the meaning given to the term in Clause 11.3.1;

“Sale Shares” shall mean the Shares agreed to be transferred from certain Shareholders of the Company to the Investor in accordance with the Share Purchase Agreement;

“SEBI” shall mean the Securities Exchange Board of India or its successor;

“SEBI Regulations” shall mean the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2009 and any amendments thereto;

“Second Adjourned Meeting” shall have the meaning given to the term in Clause 4.5.1;

“Second Call Period” shall mean a period of ninety (90) days commencing from April 1, 2020;

“Second Minority ROFO Offer Notice” shall have the meaning given to the term in Clause 11.3.2;

“Second Put Period” shall mean a period of ninety (90) days, commencing from April 1, 2019;

“Securities” means any subscriptions, options, debentures, preference shares, instruments, bonds, conversion rights, warrants, or similar agreements, securities, letter agreements, including without limitation, those conferring the right to subscribe to the equity/preference Shares of the Company or commitments/arrangements of any kind obligating the Company to issue, allot, grant, deliver or sell, or cause to be issued, allotted, granted, delivered or sold (a) any Equity Shares or any derivative securities of the Company; (b) any securities convertible into or exchangeable for any Equity Shares in the equity Share Capital; or (c) any instrument that creates any rights whatsoever to participate in the equity, economic interest or income of the Company;

“Selling Tata Shareholder” shall have the meaning given to the term in Clause 11.4.1;

“Share Capital” shall mean the issued and outstanding share capital of the Company on a Fully Diluted Basis;

“Share Purchase Agreement” has the meaning given to the term in Recital B;

“Shareholder” means from time to time a Person in whose name shares are registered in the Company’s register of members and/ or register of preference shares, and “Shareholders” means all of them;

“Shareholder Meeting Quorum” shall have the meaning given to the term in Clause 5.4;

“Shareholders Agreement Put Obligation Performance Guarantees” shall mean:

(a)	the sponsor support agreement executed by American Tower International, Inc. on the Execution Date, in favour of TTSL, TSL, MSIIPL, SMIT and IDFCPE III, and to be effective as of the Execution Date, governed by the Jurisdiction of New York to ensure performance of the obligations of the Investors under Clauses 11.10, 12, 13, 14, 15 ; and

(b)	the irrevocable and unconditional guarantee to be issued by American Tower Corporation on the Execution Date, in favour of TTSL, TSL, MSIIPL, SMIT and IDFCPE III, and to be effective as of the Execution Date, guaranteeing discharge by ATII of its obligations under the sponsor support agreement entered into by ATII as per (a) above;

“Shareholding” means the percentage of shareholding in the Share Capital;

“Shares” means any shares in the Share Capital;

“SMIT” shall have the meaning given to it in the Preamble;

“Subsequent Financial Year” means any Financial Year after Financial Year 2017;

“Tag Along Acceptance Notice” shall have the meaning given to the term in Clause 11.7.4;

“Tag Along Offer Notice” shall have the meaning given to the term in Clause 11.7.1;

“Tag Along Right” shall have the meaning given to the term in Clause 11.7.3;

“Tag Along Shareholders” shall have the meaning given to the term in Clause 11.7.3;

“Tag Along Shares” shall have the meaning given to the term in Clause 11.7.4;

“Tata Option Price” shall have the meaning given to it in Clause 11.4.1;

“Tata ROFO Offer Notice” shall have the meaning given to it in Clause 11.4.1;

“Tata ROFO Period” shall have the meaning given to it in Clause 11.4.1;

“Tatas” shall mean TTSL, TSL and any of their respective Affiliates (including TOF) who hold any Shares in the Company;

“Taxes” or “Taxation” includes all forms of taxation (direct or indirect), charges, duties, imposts, levies or other assessments, fees, rates and withholding obligations (with respect to compensation or otherwise), imposed by any Governmental Authority under applicable Law on income or other assessment of income, profits (including dividend), service, sales, wealth, value added tax, excise, export duty, import duty, entry tax, professional tax, service tax, dividend distribution tax, capital gains, stamp duty and property tax, social security, payroll tax, whenever created or imposed and whether under the Laws of India or elsewhere, and all penalties, fines and interest payable and any additions in respect of such amounts;

“Territory” means the Republic of India;

“Third Party” means any Person other than the Shareholders (including such Shareholder’s Affiliates) and the Company;

“Third Party Consultants” shall have the meaning given to the term in Clause 9.2;

“Third Party Subscriber” shall have the meaning given to the term in Clause 10.5;

“TOF” shall mean the Tata Opportunities Fund LP (a limited partnership registered in Singapore) or any other successor limited partnerships, managed by Tata Capital Advisors Pte. Limited and shall include:

(i)	its general partner and limited partners

(ii)	any Persons, funds, vehicles or companies directly or indirectly, managed or advised by Tata Capital Advisors Pte. Limited, in its capacity as an investment manager

(iii)	Tata Capital Limited and any Persons or entities, directly or indirectly, owned or Controlled or managed by or under the joint Control of Tata Capital Limited;

“Transfer” means and includes any direct or indirect sale, assignment, lease, transfer, gift, or other disposition or alienation of any property, asset, right or privilege or any interest therein or thereto; provided, however, the sale or assignment of any equity interest in the Investor which does not result in a change in Control of the Investor shall not constitute a “Transfer” for purposes of this Agreement;

“Trigger Events” shall have the meaning given to the term in Clause 10.5;

“TSL” shall have the meaning given to the term in the Preamble;

“TTML” means Tata Teleservices (Maharashtra) Limited; and

“TTSL” shall have the meaning given to the term in the Preamble.

1.2	Interpretation

1.2.1	In this Agreement:

(a)	References to the singular shall include references to the plural and vice-versa;

(b)	References to Recitals, Clauses, Sub-Clauses and Schedules are to recitals, clauses, sub-clauses of, and schedules to, this Agreement;

(c)	Any reference herein to a statutory provision shall include such provision, as is in force for the time being and as from time to time, amended or re-enacted;

(d)	The words “this Clause” unless followed by a specific clause and/or sub-clause number, shall mean the entire clause and not merely the sub-clause or portion of the clause where such words appear;

(e)	The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)	The words “include”, “including” and “among other things” shall, in all cases, be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

(g)	Unless otherwise stated, time will be the essence of contract for the purpose of any Party’s obligations under this Agreement;

(h)	References in this Agreement to any document or agreement (including this Agreement) shall be deemed to include references to such document or agreement as amended, varied, restated, supplemented or replaced from time to time in accordance with the terms thereof and also include references to any side letters executed in connection therewith, except as otherwise provided in this Agreement;

(i)	Unless the contrary is expressly stated, no Clause in this Agreement limits the extent or application of another Clause;

(j)	Headings to Clauses, parts and paragraphs of Schedules and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(k)	Any reference to any Party or Shareholder being obliged to “procure” or “cause” or “ensure” any action shall be construed as a reference to that Party or Shareholder being obliged to exercise all rights and powers available to it so as to procure or cause or ensure the relevant action; and

(l)	The determination of any period of days for the occurrence of an event or the performance of any act or thing shall be deemed to be exclusive of the day on which the event happens or the act or thing is done.

2.	EFFECTIVE DATE

2.1	This Agreement shall become effective and binding on the Parties on the date of Completion (the “Effective Date”), other than Clause 3 (Representations and Warranties and Covenants), Clause 19, (Costs and Expenses), Clause 20 (Confidentiality), Clause 22 (Miscellaneous), Clause 23 (Governing Law and Arbitration) and Clause 24 (Dispute Resolution) which shall come into effect on the Execution Date.

2.2	As of the Effective Date, upon Completion, the Shareholding of the Parties in the Company shall be in the proportion mentioned in Schedule 1B.

2.3	In the event that the Investor uses its right to designate Person(s) to purchase any of the Sale Shares in accordance with Clause 2.1 of the Share Purchase Agreement, references to the “Investor” shall include such Person(s).

2.4	The Parties agree that, the Investor shall have the right to convert the Company to a private limited company under the provisions of the Companies Act, provided that such conversion shall be undertaken in a manner that will not adversely affect or delay the Combination.

3.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

3.1	Each Party represents and warrants to the other Parties as follows:

3.1.1	It is duly organized and validly existing under the laws of jurisdiction in which it is incorporated and has the necessary corporate power and authority to carry on its business.

3.1.2	It has all necessary power and authority to execute and deliver this Agreement and this Agreement shall constitute its valid and binding obligations. The execution and delivery of this Agreement has been duly and validly authorised and no other corporate action or proceeding on its part is necessary to authorise execution of this Agreement.

3.1.3	The execution and delivery of this Agreement does not and will not:

(a)	contravene any provisions of its charter documents or its memorandum of association or articles of association;

(b)	excluding the Other Shareholder Agreements (each of which shall stand terminated on the Effective Date), to the extent applicable to such Party, result in a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material indenture, mortgage, note, lien, license, government registration, contract, lease, agreement or other instrument or obligation to which it is a party or by which it is bound; or

(c)	violate any order, writ, judgement, injunction, decree, statute, ordinance, rule or regulation applicable to it.

3.1.4	No order has been made, petition presented, resolution passed or meeting convened for its liquidation, winding up and/or for an administration order against it and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar applicable Laws and no events have occurred which, under applicable Laws, would justify and result in any such cases or proceedings, other than as disclosed by the Company in the disclosure schedule delivered by the Company pursuant to the Share Purchase Agreement.

3.1.5	Except for this Agreement, the Implementation Agreement and the Other Shareholder Agreements (each of which shall stand terminated on the Effective Date), to the extent applicable to such Party, such Party has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other Party with respect to the Equity Shares, including agreements or arrangements with respect to the acquisition, disposition or other transfer of the Equity Shares or any interest therein or the voting of the Equity Shares, election of Directors or otherwise relating to the management and/or governance of the Company (whether or not such agreements and arrangements are with the Company or any other Shareholder) and or any trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such Shareholder of beneficial ownership of the Equity Shares.

3.2	Covenants

3.2.1	Each Shareholder shall not knowingly or intentionally take any action with respect to the Company that would constitute a violation of Anti Bribery Laws and no Shareholder shall transfer any Shares if it has knowledge that the prospective purchaser or transferee is listed on published sanctions lists maintained by the Office of Foreign Assets Control of the United States Treasury Department, and/or any Shareholder may block a proposed transfer if the prospective purchaser or transferee is listed on published sanctions lists maintained by the Office of Foreign Assets Control of the United States Treasury Department.

3.2.2	On and from the Effective Date, Parties agree, subject to the terms of this Agreement and the Articles of the Company, that:

(a)	The Investor shall be in, and shall be responsible for, the management and operational control of Company and shall at all times, including, without limitation for the purposes of any public offering and for the purposes of filings required under Law, including for the purpose of Clause 15 hereto, be deemed to be the promoter of the Company; and

(b)	The Continuing Shareholders shall not be in, nor responsible for, the management and operational control of Company and shall not be classifed as promoters of the Company for any purpose.

4.	MANAGEMENT OF THE COMPANY

4.1	Board of Directors

Subject to the terms of this Agreement, the affairs of the Company shall be managed exclusively by and under the overall direction and control of its Board, which shall have powers to do all such lawful acts and take all such actions as are permitted under applicable Law and the Charter Documents of the Company, at all times observing the Affirmative Vote Matters as set out in Schedule 2; provided, however, that those matters that are required to be approved by the Shareholders, whether under applicable Law, this Agreement or the Charter Documents, shall be referred to the Shareholders for their approval in accordance with applicable Law, this Agreement or the Charter Documents, as the case may be.

4.2	Composition of the Board

4.2.1	Unless otherwise agreed in writing among the Parties, or as otherwise provided under this Agreement, on and from the Effective Date, the Board shall consist of twelve (12) Directors appointed in accordance with the terms set out herein:

(a)	the Investor (together with its Affiliates) shall:

(i)	so long as it collectively holds at least fifty percent (50%) of the Share Capital, have the right to nominate and designate for election six (6) Directors on the Board;

(ii)	for so long as it collectively holds twenty percent (20%) or more of the Share Capital, but less than fifty percent (50%) of the Share Capital, have the right to jointly nominate two (2) Directors on the Board; and

(iii)	for so long as it collectively holds at least nine percent (9%) of the Share Capital, have the right to jointly nominate one (1) Director on the Board.

(b)	the Tatas shall:

(i)	for so long as they collectively hold twenty percent (20%) or more of the Share Capital, but less than fifty percent (50%) of the Share Capital, have the right to jointly nominate two (2) Directors on the Board; and

(ii)	for so long as Tatas collectively hold at least nine percent (9%) of the Share Capital, have the right to jointly nominate one (1) Director on the Board.

(c)	MSIIPL and SMIT shall have the right to jointly nominate one (1) Director on the Board so long as they collectively hold their actual Shareholding as on the Effective Date (such shareholding, the “MSIIPL and SMIT Effective Date Shareholding”).

Notwithstanding anything contained in Clause 4.2.1(c) above, MSIIPL and SMIT’s right to nominate one (1) Director under said clause shall be subject to Clause 27.

(d)	at least three (3) Independent Directors (or such other number as required under applicable Law) shall be appointed by the Board, subject to the consent of the Investor, to satisfy any requirements for appointment of a minimum number of, or qualifications of, Directors under applicable Law.

4.2.2	Unless otherwise agreed in writing among the Parties, on and from the conversion of the Company into a private limited company, the Board shall consist of seven (7) Directors appointed in accordance with the terms set out herein:

(a)	the Investor (together with its Affiliates) shall:

(i)	so long as it collectively holds at least fifty percent (50%) of the Share Capital, have the right to nominate and designate for election four (4) Directors on the Board;

(ii)	for so long as it collectively holds twenty percent (20%) or more of the Share Capital, but less than fifty percent (50%) of the Share Capital, have the right to jointly nominate two (2) Directors on the Board; and

(iii)	for so long as it collectively holds at least nine percent (9%) of the Share Capital, have the right to jointly nominate one (1) Director on the Board.

(b)	the Tatas shall:

(i)	for so long as they collectively hold twenty percent (20%) or more of the Share Capital, but less than fifty percent (50%) of the Share Capital, have the right to jointly nominate two (2) Directors on the Board; and

(ii)	for so long as Tatas collectively hold at least nine percent (9%) of the Share Capital, the Tatas have the right to jointly nominate one (1) Director on the Board.

(c)	MSIIPL and SMIT shall have the right to jointly nominate one (1) Director on the Board so long as they collectively hold MSIIPL and SMIT Effective Date Shareholding.

Notwithstanding anything contained in Clause 4.2.2(c) above, MSIIPL’s and SMIT’s joint right to nominate one (1) Director under said clause shall be subject to Clause 27.

4.2.3	The Party (the “Nominating Party”) entitled to nominate a Director shall be entitled to remove from office any Director so nominated by it and to appoint another nominee in the place of the Director so removed. The Nominating Party shall be entitled, from time to time, to nominate an individual to be appointed as an alternate Director to the Director nominated by it and the Board shall appoint such Person as an alternate Director for such Director.

4.2.4	The Parties undertake to exercise all their rights (including voting rights) and powers and take all requisite actions to ensure that: (a) the Person nominated by a Nominating Party for appointment as a Director is forthwith appointed as a Director; (b) in case of a Person who is a Director other than an alternate Director, unless such Party changes or withdraws such nomination, such Person is also elected as a Director at the next General Meeting; and (c) a Director that the Nominating Party seeks to remove in accordance with Clause 4.2.3 is promptly removed.

4.2.5	Notwithstanding anything contained in this Clause 4.2, in the event TTSL and TSL, collectively, cease to have the right to nominate a Director on the Board, TTSL shall have the right to nominate 1 (one) observer (without a right to participate or vote at the meetings) for so long as TTSL remains the Company’s largest customer by gross revenue on an annual basis, is a Shareholder and there has been no change in Control with respect to TTSL’s ownership. Such observer shall be subject to confidentiality obligations in the same manner as are applicable to Directors.

4.3	Chairman

The Investor shall select from amongst the Directors it has designated, one (1) Director to be the chairman of the Board. The chairman of the Board shall have a second or casting vote in the event of an equality of votes at Board meetings of the Company.

4.4	Meetings of the Board

4.4.1

The Board shall convene a meeting at least once in every calendar quarter at a location determined by the Board and no more than one hundred and twenty (120) days shall elapse between two (2) consecutive Board meetings. The Board may hold a meeting of the Board via teleconference, videoconference and other audio visual means, if permitted under applicable Law. The Board may meet more often from time to time as it deems necessary. Meetings of the Board may be called, with written notice to the Directors, by the chairman of the Board or a majority of the Board.

4.4.2	Subject to the provisions of applicable Law, at least fourteen (14) Business Days’ notice of each Board meeting shall be given to every Director at his or her usual address, provided always that a meeting may be convened at a shorter notice period only with the consent of all Directors in writing.

4.4.3	The notice of each Board meeting shall include an agenda setting out the business proposed to be transacted at the meeting and no matter other than the business mentioned in the agenda shall be taken up for discussion or voting at such meeting unless agreed by all Directors (whether present or not at such meeting).

4.4.4	In the event the Director nominated by MSIIPL and SMIT is unable to attend a meeting of the Board, MSIIPL and SMIT shall jointly be entitled to send an observer to such meeting, who shall not be entitled to participate or vote at the meeting. Such observer shall be subject to confidentiality obligations in the same manner as are applicable to Directors.

4.5	Quorum

4.5.1	The quorum for all meetings of the Board shall be at least four (4) Directors. Without prejudice to the foregoing, a valid quorum for every meeting of the Board shall be deemed to be constituted only if at least (a) three (3) Directors nominated by the Investor and (b) one (1) Director nominated jointly by TTSL and TSL (such valid quorum requirements under the preceding clauses (a) and (b), the “Board Meeting Quorum”) are present at the beginning and throughout the meeting of the Board (the “Original Meeting”). If the Board Meeting Quorum is not present within thirty (30) minutes from the time when the Original Meeting should have begun, or if during the Original Meeting there is no longer a quorum, the Original Meeting shall automatically be adjourned to the same day in the following week (the “First Adjourned Meeting”). If the Board Meeting Quorum is not present within thirty (30) minutes from the time when the First Adjourned Meeting should have begun, or if during the First Adjourned Meeting there is no longer a quorum, the First Adjourned Meeting shall automatically be further adjourned to the same day in the following week (the “Second Adjourned Meeting”, together with the First Adjourned Meeting, each an “Adjourned Meeting”). If the Board Meeting Quorum is not present at the Second Adjourned Meeting, the Directors then present shall, subject to applicable Law, constitute the quorum for the Second Adjourned Meeting and shall, subject to the provisions of Clause 6, be entitled to vote and pass resolutions in relation to all matters (excluding Affirmative Vote Matters in accordance with Clause 4.5.3). Each Party may, at its discretion, agree in writing to waive its respective rights under this Clause 4.5.1 on a case by case basis.

4.5.2	Written notice of each Adjourned Meeting shall be given to all Directors at least five (5) Business Days before the Adjourned Meeting. Directors shall be regarded as present for the purposes of a quorum if represented by an alternate Director. Attendance by a Director in-person or via teleconference, videoconference or other audio visual means, if permitted under applicable Law, shall be regarded as present for purposes of the quorum.

4.5.3	Notwithstanding anything else mentioned herein, (a) no resolution shall be passed in respect of any Affirmative Vote Matter in a Board meeting unless the quorum is present as per Clause 4.5.1 above and the Director if nominated by the Shareholder whose Consent is required for the Affirmative Vote Matter is present in such Board meeting; provided, however, that such resolution can be passed if the decision of any nominee Director (or the nominating Shareholder of such Director) whose presence is required to constitute the quorum as per this Clause 4.5.3 has already been communicated in writing to the Company; and (b) the Parties hereby further agree that if (x) at least one (1) Director nominated by the Shareholder whose Consent is required for an Affirmative Vote Matter is not present, even at the Second Adjourned Meeting, and (y) the decision (either approval or disapproval of the concerned Affirmative Vote Matter) of such Director (or the nominating Shareholder of such Director) has also not been communicated in writing to the Company prior to the Second Adjourned Meeting, then (z) such Director shall not be deemed to have approved the relevant Affirmative Vote Matter.

4.5.4	Minutes of each meeting of the Board and of any Board committee shall be taken in English and kept by the Company in accordance with applicable Law.

4.6	Passing of Resolutions and Voting

4.6.1	Each Director shall have the right to cast one (1) vote. Except for decisions relating to Affirmative Vote Matters under this Agreement (which may additionally require a Consent from one or more Shareholders under Clause 6) or which expressly require a higher majority under applicable Law, decisions of the Board shall be made on the basis of a simple majority vote cast by the Directors entitled to vote at the relevant meeting representing a majority of the number of Directors present and voting on any resolution put to vote at any Board meeting. In the event the provisions of Clause 6 hereof are unenforceable under Law at the meetings of the Board, all decisions in relation to any of the matters specified in Clause 6 shall be taken by the Company only at a General Meeting and shall be required to be passed by way of special resolution or such other higher threshold as may be required to give effect to the provisions of Clause 6.

4.6.2	A resolution by circulation shall be as valid and effectual as a resolution duly passed at a meeting of the Directors called and held, provided that it has been circulated in draft form, together with the relevant papers, if any, to all of the Directors and such draft form of the resolution has been approved by all Directors.

4.7	Committees of the Board

4.7.1	Unless otherwise agreed between the parties, the committees of the Board shall be the Audit Committee (the “Audit Committee”), the Nomination and Remuneration Committee (the “Nomination Committee”) and the Corporate Social Responsibility Committee (the “CSR Committee”). The Parties agree and acknowledge the following:

(a)	The Audit Committee shall be comprised of five (5) Directors, of which three (3) Directors shall be Independent Directors, one (1) Director shall be nominated by the Investor, and one (1) Director shall be nominated jointly by TTSL and TSL.

(b)	The Nomination Committee shall be comprised of five (5) Directors, of which three (3) Directors shall be Independent Directors, one (1) Director shall be nominated by the Investor, and one (1) Director shall be nominated jointly by TTSL and TSL.

(c)	The CSR Committee shall be comprised of six (6) Directors, of which three (3) Directors shall be Independent Directors, two (2) Directors shall be nominated by the Investor, and one (1) Director shall be nominated jointly by MSIIPL and SMIT.

(d)	For any and all other Board committees, unless agreed between the Parties at least three (3) Directors nominated by the Investor, one (1) Director nominated jointly by TTSL and TSL, and one (1) Director nominated jointly by MSIIPL and SMIT shall be nominated as a member of each such Board committee.

It is hereby clarified that on and from the conversion of the Company into a private limited company, subject to any requirements of applicable Law, the Board shall be entitled to reconstitute the Audit Committee, the Nomination Committee and the CSR Committee to remove any Independent Directors, it being understood that (a) until such time that the Investor and TTSL/TSL have the right to nominate a Director, each of such committees shall comprise at least one (1) Director to be nominated by the Investor and one (1) Director nominated jointly by TTSL and TSL, and (b) following such reconstitution, each of the committees shall comprise a majority of Directors nominated by the Investor.

Without prejudice to the foregoing, a valid quorum for every meeting of each Board committee shall be deemed to be constituted only if (1) Director nominated by the Investor and one (1) Director nominated jointly by TTSL and TSL (if applicable) are present at the beginning and throughout the meeting of the committee. Attendance by a Director in-person or via teleconference, videoconference or other audio visual means, if permitted under applicable Law, shall be regarded as present for purposes of each committee. Except for decisions relating to Affirmative Vote Matters (which may additionally require a Consent from one or more Directors under Clause 6), committee recommendations to the Board shall reflect the shared view of the Directors on the basis of a consensus vote of those Directors on such committee entitled to vote at the relevant meeting. Each of the Directors shall have the right to request for, and shall be provided a copy of the minutes of each of the committee meetings, and the Company shall provide such minutes to the requesting Director promptly.

4.7.2	The Parties agree that all matters that would be referred to committees shall be determined by the Board and the Board may create ad-hoc committees as required (each of which shall be subject to the Clauses 4.7.1(d) and the final paragraph of 4.7.1). The Board shall define the scope of the actions of each committee. Notwithstanding the foregoing, any delegation of an item relating to an Affirmative Vote Matter shall itself be an Affirmative Vote Matter. Further, the minutes of each of the committee meetings shall be placed before the Board at the next Board meeting.

4.7.3	The provisions relating to the meetings of the Board of the Company under Clauses 4.4, 4.5 and 4.6 shall apply mutatis mutandis to any meeting of each Board committee.

4.8	Executive Management of the Company

4.8.1	It is agreed that the day to day management of the Company, subject to the overall supervision and control of the Board, shall be delegated to the managing director of the Company (the “Managing Director”) and other important managerial personnel.

4.8.2	The Managing Director shall be designated and appointed by the Board; provided, however, that, so long as TTSL, TSL or their Affiliates is entitled to appoint one (1) Director pursuant to Clause 4.2.1(b) or Clause 4.2.2 (b) (as applicable), of the Company, then such designation and appointment shall follow consultation between the Investor and TTSL, TSL or such Affiliates (as applicable) regarding such designation and appointment.

4.8.3	The chief executive officer, chief operating officer, chief financial officer, chief compliance officer and company secretary shall be selected by the Nomination Committee in consultation with, and approval of, the Board.

4.8.4	The Parties agree that the important managerial positions of the Company as of the Effective Date shall be identified jointly, in writing, by the Investor, TTSL and TSL as set out on Schedule 5.

4.9	Annual Business Plan

4.9.1

Unless otherwise agreed among the Parties, the Annual Business Plan of the Company for the Financial Year 2017, which shall come into effect as and from April 1, 2016, shall be the higher of revenue and expenditure figures based on (A) the Annual Business Plan for the Financial Year ending March 31, 2016 provided to the Investor by the Company or (B) the actual annual operating revenue and expenditure results of the Company (and excluding extraordinary items) for the Financial Year ending March 31, 2016 (it being understood that if the Completion occurs prior to March 31, 2016, the operating revenue and expenditure statement from April 1, 2015 till the date of Completion shall be annualized), in each case, adjusted upwards by up to ten percent (10%) in respect of each key expenditure parameter (including the capital expenditure, operating expenditure and SG&A expenses) and further adjusted to account for the average inflation for the previous two (2) Financial Years, computed in accordance with the Consumer Price Index. Provided that the target operating results and cash flows in such Annual Business Plan shall have been increased by a minimum of 10% plus average inflation for the previous two (2) Financial Years, computed in accordance with the Consumer Price Index. Upon completion of the Combination the Annual Business Plan of the Company will be adjusted to include the annual business plan of the ATC India Entities. The annual business plan of the ATC India Entities shall be prepared on a basis consistent with that of the Company. For any partial year post Combination, the Annual Business Plan shall include the remaining portion of the annual business plan of the ATC India Entities and for the period already elapsed, the Annual Business Plan shall be restated to include the actual income and operating statement of the ATC India Entities for such elapsed period.

4.9.2	Unless otherwise agreed among the Parties in a Subsequent Financial Year, the Parties further agree that the Annual Business Plan for any Subsequent Financial Year shall, from the commencement of a Financial Year be the higher of revenue and expenditure numbers based on (A) Annual Business Plan for the previous Financial Year (which for avoidance of doubt may include an Annual Business Plan deemed to be approved under this Clause 4.9.2 for such previous Financial Year) or (B) the actual operating results and cash flows of the Company for the fourth quarter of the previous Financial Year, to be computed (excluding extraordinary items), annualized, in each case adjusted cumulatively on account of each of the following: (i) upwards for any Allowed Transaction in the previous Financial Year; (ii) upward increase of upto ten percent (10%) in respect of each key expenditure parameter (including the capital expenditure, operating expenditure and SG&A expenses); and (iii) adjustment on account of the average inflation for the previous 2 (two) Financial Years, computed in accordance with the Consumer Price Index. Provided that the target operating results and cash flows in such annual business plan shall have been increased by a minimum of 10%, plus average inflation for the previous 2 (two) Financial Years, computed in accordance with the Consumer Price Index. Such Annual Business Plan shall be adopted by the Board as the Annual Business Plan applicable for such Subsequent Financial Year.

4.9.3	The Business shall be conducted in accordance with the approved Annual Business Plan.

4.9.4	Along with each Annual Business Plan, the Company shall provide to the

Shareholders a business outlook for the next three (3) Financial Years.

5.	SHAREHOLDERS MEETINGS

5.1	The Board may convene a General Meeting.

5.2	Subject to the provisions of applicable Law, at least twenty-one (21) Business Days written notice of every General Meeting shall be given to all Shareholders at their usual address, provided always that a General Meeting may be convened by a notice shorter than twenty-one (21) Business Days, in accordance with the provisions of applicable Law; provided, however, that any notice period shorter than twenty-one (21) Business Days shall require the prior consent of TTSL, TSL, MSIIPL, SMIT and IDFCPE III, which consent shall not be unreasonably delayed, conditioned or withheld.

5.3	The notice of each General Meeting shall include an agenda setting out the business proposed to be transacted at the meeting, together with copies of all relevant papers connected therewith and/or proposed to be placed before or tabled at the General Meeting.

5.4	The quorum for a General Meeting shall be in accordance with applicable Law, provided that it shall comprise at least one (1) representative of the Investor and one (1) representative representing both TTSL and TSL (the “Shareholder Meeting Quorum”). If the Shareholder Meeting Quorum is not present within thirty (30) minutes from the time when the meeting should have begun, or if during the meeting there is no longer a Shareholder Meeting Quorum, the meeting shall automatically be adjourned to the same day in the following week (an “Adjourned General Meeting”) in accordance with applicable Law. If the Shareholder Meeting Quorum is not present at an Adjourned General Meeting, the representatives present (which must include the representative of the Investor) shall constitute the quorum for such Adjourned General Meeting, and, subject to applicable Law and Clause 6 below, shall be entitled to vote and pass resolutions in relation to all matters (excluding the Affirmative Vote Matters in accordance with Clause 5.5 below). Each Party may, at its discretion, agree in writing to waive its respective rights under this Clause 5.4 on a case by case basis.

5.5	Notwithstanding anything else mentioned herein, (a) no resolution shall be taken up for consideration in respect of any of the Affirmative Vote Matters unless the quorum of the General Meeting comprises at least one (1) representative nominated by the Shareholder without whose Consent such Affirmative Vote Matter cannot be passed, and such representative is present at the beginning and throughout the meeting; provided, however, that that such resolution can be passed if the decision of such Party has already been communicated in writing to the Company, and (b) the Parties hereby further agree that if (x) at least one (1) representative of the Shareholder whose Consent is required for an Affirmative Vote Matters is not present even at an Adjourned General Meeting, and (y) the decision (either approval or disapproval of the concerned Affirmative Vote Matter) of such Shareholder has also not been communicated in writing to the Company prior to the Adjourned General Meeting, then (z) such Shareholder shall not be deemed to have approved the relevant Affirmative Vote Matter.

5.6	The chairman of the Board shall preside as chairman of all General Meetings.

5.7	Each Equity Share shall carry one (1) vote and subject to the provisions of Clause 6 below and applicable Law, all decisions of the Shareholders shall be made by simple majority of all outstanding Equity Shares.

5.8	Each Shareholder agrees to exercise its voting rights as a Shareholder to fully and effectually implement the spirit, intent and specific provisions of this Agreement, including, without limitation, to support the appointment of a Director proposed for appointment by the Shareholders. The Shareholders expressly agree and undertake at all times to exercise their voting rights, or to cause their separate representatives or proxies who may exercise such voting rights on their behalf, at any General Meeting hereunder in a manner that shall give effect to and comply with the provisions of this Agreement.

5.9	Each Shareholder, including the Investor, agrees that it has not and shall not enter into any voting trusts, rights of pre-emption, shareholder agreements, proxies or other agreements or understandings with respect to the voting or transfer of any of its Equity Shares except in accordance with the provisions of this Agreement.

6.	AFFIRMATIVE VOTE MATTERS

6.1	For so long as any Shareholder (together with its Affiliates) holds Level I Governance Participation, no action or decision relating to any of the Affirmative Vote Matters listed in Part A of Schedule 2 shall be taken or permitted to be taken, and no resolution shall be passed, by the Board, its committees, and/or the Shareholders at a meeting or in any other manner whatsoever, without the Consent of such Shareholder or a Director nominated by such Shareholder, except as provided in Clause 6.5.

Provided that the right of MSIIPL and SMIT under this Clause 6.1 relating to the Affirmative Vote Matters listed in items 4, 5 and 12 of Part A, shall fall away upon the expiry of the June 30, 2019.

6.2	For so long as any Shareholder (together with its Affiliates) holds Level II Governance Participation and for so long as the Investor’s Shareholding is at least 50%, no action or decision relating to any of the Affirmative Vote Matters listed in Part A of Schedule 2 and Part B of Schedule 2 shall be taken or permitted to be taken, and no resolution shall be passed, by the Board, its committees, and/or the Shareholders at a meeting or in any other manner whatsoever, without the Consent of such Shareholder and/or the Investor, as the case may be, except as provided in Clause 6.5.

6.3	The Parties further agree and acknowledge that if the rights of any Shareholder set out in this Clause 6 are rendered unenforceable at any meeting of the Board for any reason whatsoever, then all decisions in relation to such matters at such meeting of the Board shall be taken by the Company only at a General Meeting duly convened in accordance with this Agreement, and shall be required to be passed by way of special resolution or such other higher threshold as may be required to give effect to the intent and purpose of the provisions of this Clause 6.

6.4	Any resolution passed and any action taken by the Company in contravention of the provisions of this Clause 6 shall be deemed to be ultra vires the powers of the Company and shall be void ab initio.

6.5	Notwithstanding anything to the contrary contained in this Agreement or the Articles of Association of the Company, any action or decision by the Company required to give effect to the Exempted Transactions shall not be considered as an Affirmative Vote Matter and will accordingly not require the Consent of Shareholders as mentioned in Clause 6.1 and 6.2 above.

7.	DEADLOCK

7.1	If:

7.1.1	the Board or any Board committee is unable to pass a resolution on an Affirmative Vote Matter that has been put to it in a duly convened meeting (including Adjourned Board Meeting, if any), because the Director nominated by the Shareholder whose Consent is needed for such Affirmative Vote Matter has not voted in favor of it or has communicated its disapproval with respect to such Affirmative Vote Matter or has not been present at such meeting; or

7.1.2	the Shareholders are unable to pass a resolution on an Affirmative Vote Matter, which has been put to them in a duly convened meeting (including Adjourned General Meeting, if any) because the Shareholder whose Consent is needed for such Affirmative Vote Matter has not voted in favor of it or has communicated its disapproval with respect to such Affirmative Vote Matter or has not been present at such meeting,

(the situations in Clauses 7.1.1and 7.1.2, each, a “Deadlock Matter”),

then either of the Investor or the Shareholder whose consent was needed for such Affirmative Vote Matter may refer the unresolved matter to such Party’s chairman/chief executive officer or such other senior representative nominated by such Party (such nominated individuals, the “Deadlock Appointees”) by sending written notice to the Deadlock Appointees along with a copy to all Parties.

7.2	The resolution agreed by the Deadlock Appointees in the manner provided in this Clause 6.5 shall be final and binding on the Investor and the relevant Shareholder, and the Deadlock Matter shall be resolved accordingly. Until the Deadlock Matter is so resolved, the Company shall continue to operate in accordance with the terms of this Agreement and its Articles of Association.

7.3	If the Deadlock Appointees are not able to resolve the Deadlock Matter within thirty (30) Business Days of the referral noted in the final paragraph of Clause 7.1, then the Affirmative Vote of the Shareholder shall be deemed to have prevailed and the Deadlock Matter shall be deemed to have been resolved as such.

8.	IIF PREFERENCE SHARES

8.1	The Parties agree and confirm that on and from the date of Completion, in the event any payment is due and payable to India Infrastructure Fund (“IIF”) in accordance with the terms of the Investment Agreement (including, without limitation, any dividends, interests, premiums or any other payments) and the Company is unable to make such payment for any reason whatsoever, then, the Investor shall, at least three (3) Business Days prior to the date on which the payment is required to be made to IIF, invest amounts in the Company in such manner (other than through Equity Shares) , as may be required to ensure that the Company is able to make such payments (including paying any dividends, premiums or redemption amounts) in relation to the preference shares held by IIF in accordance with the Investment Agreement.

8.2	Any issuance of convertible securities by the Company to the Investor pursuant to Clause 8.1 shall be subject to the following:

8.2.1	If such preferences shares are convertible into Equity Shares, then such conversion right shall not be exercisable prior to March 31, 2021; and

8.2.2	Any conditions relating to payment of dividend or redemption amounts or any other financial terms shall be no less favourable to the Company than those applicable to the IIF Preference Shares terms.

8.3	On and from the date of Completion:

8.3.1	ATC shall be deemed to be a party to the Investment Agreement;

8.3.2	The Investment Agreement shall be deemed to have automatically terminated as against TTSL and QTIPL, except to the extent of the rights, remedies and liabilities already accrued to or against them;

8.3.3	The term ‘Promoter Group’ under the Investment Agreement shall be deemed to refer to ATC and not TTSL and QTIPL;

8.3.4	The term “Control” under the Investment Agreement shall mean the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that, in any event, the direct or indirect ownership of more than fifty percent (50%) of the securities of a Person is deemed to constitute Control of that Person, and the terms “Controlling” and “Controlled” under the Investment Agreement have corresponding meanings.

8.4	Each of the Parties agrees to refrain from taking any action and to refrain from doing or causing to be done, anything which could reasonably be expected to impede or impair the rights and obligations of the Investor under this Clause 8.

8.5	The provisions of this Clause 8 shall apply mutatis mutandis to the preference shares issued to the Tatas or QTIL prior to the Execution Date for purposes of enabling the

Company to make payments to IIF in relation to the IIF Preference Shares.

9.	INFORMATION, ACCOUNTING RECORDS AND AUDIT

9.1	Information

9.1.1	At all times during the term of this Agreement, the Company shall, and the Investor shall ensure that the Company shall, prepare, submit and furnish to each Shareholder and/or its representative the following:

(a)	Until the expiry of the Macquarie Put Period, (i) quarterly financial statements (including an income statement, a statement of cash flow and a balance sheet), reviewed by a Big Four audit firm or an Indian Audit Firm and approved by the board of directors of the Company, in accordance with the historical practice of the Company existing prior to the Execution Date (other than with respect to practice on timelines), within sixty (60) days, of the end of each quarter (other than the fourth quarter of the Financial Year); (ii) unaudited quarterly financial statements (including an income statement, a statement of cash flow and a balance sheet), for the fourth quarter of the Financial Year within sixty (60) days of the end of such fourth quarter;

(b)	Annual audited financials within one hundred and twenty (120) days of the end of each Financial Year;

(c)	An Annual Business Plan (containing a quarterly income statement, a statement of cash flow and a balance sheet), no later than thirty (30) days before the beginning of each Financial Year;

(d)	Internal audit reports prepared by the Company in accordance with Clause 9.3.1;

(e)	Monthly financial and operational statements of the Company and statement on the gross debt (excluding the working capital loans) to equity ratio of the Company, within fifteen (15) days of the end of each month in substantially the same form as the Company was providing such monthly statements prior to the Effective Date;

(f)	A written confirmation of the percentage of equity Shareholding to any of the Shareholding of the Company, within thirty (30) days of the expiry of the Financial Year and also within thirty (30) days of any change in the Shareholding of the Company;

(g)

Information regarding the following events in relation to the Company within a period of seven (7) days following such event (i) acquisition bids made by the Company, (ii) addition or loss of a major telecommunications customer, (iii) arbitration proceeding with a material customer (more than five percent (5%) of the total revenues of the Company), (iv) material changes in the Master Lease Agreement (having impact of more than five percent (5%) revision in total revenues of the Company from such Master Lease Agreement), (v) loss or termination in key managerial personnel of the Company; and (vi) entry into a new (adjacent) business;

(h)	Such other information as may be reasonably requested by the Shareholders (or their representatives) as reasonably conforms to the past practice and processes of the Company, subject to the same being available with the Company.

9.1.2	The Company shall keep complete and accurate books of Accounts and shall produce monthly Accounts fairly representing the state of affairs of the Business.

9.1.3	Each of the Shareholders shall have the right, after providing notice of at least ten (10) Business Days, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, income tax records and returns, and other records of the Company. The Company shall provide each Shareholder with reasonable access, including as part of any inspection and audit, to the Company’s senior management to enable such Shareholder to discuss the affairs and operations of the Company. The costs and expenses associated with exercise of the right prescribed under this Clause 9.1.3 shall be borne and paid for by such Shareholder.

Provided that the rights of the Shareholders in this Clause 9.1.3 shall be exercisable by such Shareholders up to a maximum of two times in a Financial Year.

9.1.4	At all times during the term of this Agreement, the Investor shall furnish to each Shareholder and/or its representative, the information listed in Clauses 9.1.1 (a) to (g) above in relation to the ATC India Entities, as per the time lines respectively prescribed in Clauses 9.1.1 (a) to (g).

9.1.5	Where as a result of an activity carried on or proposed to be carried on by the Company a Government Entity makes an inquiry or request for information in relation to a legal, compliance or regulatory requirement pertaining to any Shareholder, the Shareholders shall use commercially reasonable efforts to co-operate with one another and the Company in relation to that inquiry or request and each shall provide all commercially reasonable information and assistance lawfully required by such Government Entity upon request from the other Party.

9.1.6	It is agreed that, notwithstanding the conversion of the Company into a private limited company, the inspection and information rights of a shareholder under applicable Law as they apply to an unlisted public limited company shall continue to be available to the Shareholders in relation to the Company.

9.2	Consultation

The Company shall make available to the Shareholder’s agents, representatives, and third party independent consultants, auditors and technical experts (the “Third Party Consultants”) such information and documents as the Company is obligated to provide to its shareholders under the Companies Act provided, however, that any and all costs or expenses associated with such provision shall be borne and paid for by such Shareholder. Such Shareholder’s agents, representatives, and the Third Party Consultants shall (x) minimize any disruption and burden to the Company, its management and its employees during such review, and (y) keep any such information confidential as Confidential Information in accordance with Clause 20, and such Shareholder shall be responsible for any breach of such obligations by such Persons.

9.3	Auditors

9.3.1	The Company shall appoint any one of the Big Four as the statutory auditor of the Company. The Company may elect to appoint any one of the Indian Audit Firms as the internal auditor of the Company or it may utilize the ATC Global Internal Audit unit, which reports to the ATC Board of Directors, as the internal auditor. In either case, the audit reports generated for the Company may be reviewed by the shareholders, and if a particular material report is undertaken by ATC Global Internal Audit, and there are material concerns or issues identified with the findings therein or the remedies proposed therein or if atleast two (2) Continuing Shareholders are not otherwise satisfied with the manner in which the internal audit has been conducted by the ATC Global Internal Audit, such Continuing Shareholders may request that a follow on review be undertaken, at the cost of the Company, by an independent Indian Audit Firm, provided that if at the relevant time there is only one (1) Continuing Shareholder then such Continuing Shareholder may exercise such right, acting alone.

9.3.2	The annual standalone and consolidated financial statements (including balance sheet, cash flow statement and profit and loss account) of the Company shall be prepared and certified by the statutory auditor of the Company.

9.4	Accounting Principles

The financial statements of the Company shall be prepared in accordance with applicable Laws and the Accounting Principles. The Investor shall ensure that the Accounting Principles used by the Company are applied consistently. In the event that any change in the Accounting Principles followed by the Company prior to the Effective Date, other than a change in Accounting Principles solely pursuant to requirement of applicable Law, affects the determination of EBITDA, then for the purposes of calculation of the EBITDA for any purpose under this Agreement, including for the calculation of the Per Share Fair Market Value, the Put Option Price and the Call Option Price, the EBITDA shall be restated for the relevant purpose under this Agreement to ensure that there is no impact of such change in Accounting Principles on such purpose.

9.5	Dividend Policy

9.5.1	Upon the expiry of March 31, 2021, in the event MSIIPL or SMIT (or their permitted transferees) is still a Shareholder, the Company and the Investor shall ensure that every Annual Business Plan adopted thereafter provides for, and is drafted with the objective, of maximizing the dividend payout to the Shareholders. Such Annual Business Plan shall provide that all cash available with the Company after having accounted for Allowed Transactions approved by the Board, capital requirements (such cash availability being determined after having achieved the Permitted Debt Ratio) taken by the Company for the organic capital expenditures and acquisitions as provided in the Annual Business Plan approved by the Board is distributed (subject to applicable Law) as dividend to the Shareholders (“Dividend Policy”). Provided that:

(a)	the Dividend Policy shall not come into effect until April 1, 2022;

(b)	the Dividend Policy shall be adjusted to account for any requirements applicable to a real estate investment trust where the corporate structure of American Tower Corporation Inc. is revised (including any corporate restructuring of its group entities) to receive allowed tax advantages of converting to a real estate investment trust;

(c)	the Dividend Policy shall not result in (i) the Company requiring Indebtedness for its expenditures under the Annual Business Plan, subject to achieving the Permitted Debt Ratio; (ii) the impairment of growth of the Company; (iii) loss of investment opportunities for the Business; and (iv) unavailability of cash for undertaking ‘base transreceiver stations’ programs or initiatives and accretive acquisitions; and

(d)	if for the then Financial Year, the Default Annual Business Plan has been deemed approved, then the dividend shall be presented to the Board prior to distribution to the Shareholders.

10.	PRE-EMPTIVE RIGHTS OF SHAREHOLDERS

10.1	Pre-emptive Right of Shareholders

10.1.1	Other than any Excluded Securities, no further Securities shall be issued by the Company to any Person (whether a Shareholder or not) unless such Securities are first offered to all of the Shareholders as nearly as possible in proportion to the Shareholding (considered on a Fully Diluted Basis) of each of the Shareholders on the date of the offer in accordance with this Clause 10.

10.1.2	Subject to the other provisions of this Agreement, in the event the Company is desirous of issuing any new Securities (including by way of a preferential issue but other than any Excluded Securities) (the “Proposed Issuance”), the Company shall provide to each Shareholder (each, a “Pre-emptive Right Holder”) a pre-emptive right of subscription in the Proposed Issuance, on a pro rata basis, based on its respective Shareholding in the Company prior to the Proposed Issuance (the “Pre-emptive Right”).

10.1.3	The Pre-emptive Right shall be offered by the Company by issuing a written notice to each Shareholder (the “Issuance Notice”) setting forth in detail the terms of the Proposed Issuance, including the Proposed Issuance price, which shall not be less than the Per Share Fair Market Value (the “Issuance Price”), the date of closing of the Proposed Issuance (which shall not be fewer than sixty (60) days from the date of the Issuance Notice) and the number of Securities proposed to be issued (the “Issuance Shares”).

10.2	Issuance to Third Parties

10.2.1	If any Pre-emptive Right Holder wishes to exercise its Pre-emptive Right, then such Pre-emptive Right Holder shall provide written notice to the Company within fifteen (15) days from the date of receipt of the Issuance Notice stating (a) that it wishes to exercise the Pre-emptive Right and (b) the number of Equity Shares it proposes to subscribe to in the Proposed Issuance. To the extent that any Pre-emptive Right Holder does not wish to exercise or fully exercise its right to subscribe for its full entitlement, the following shall apply:

(a)	The Pre-emptive Right Holder shall have the right to renounce its right to subscribe to its pro rata share in the Issuance Shares in favour of any of its Affiliates.

(b)	To the extent that any Pre-emptive Right Holder (along with its Affiliates) does not wish to exercise or fully exercise its right to subscribe for its full entitlement, the Pre-emptive Right Holder shall intimate the Company and the other Pre-emptive Right Holders (each, an “Intimation”) about the same. Upon the receipt of an Intimation, each other Pre-emptive Rights Holder shall have the right to subscribe to any such unsubscribed portion of the Issuance Shares in proportion to its Shareholding (considered on a Fully Diluted Basis) and for this purpose, the other Pre-emptive Right Holders shall intimate their intention to subscribe to such unsubscribed portion of the Issuance Shares within seven (7) days of the receipt of an Intimation from the Company.

10.3	Within sixty (60) days from the date of the Issuance Notice (the “Issuance Period”), any Pre-emptive Right Holder wishing to exercise its Pre-emptive Right shall pay for and subscribe to such number of the Issuance Shares as it wishes to subscribe to (subject to a maximum of such Pre-emptive Right Holder’s pro rata entitlement in such Proposed Issuance) at the Issuance Price and on the terms and conditions set out in the Issuance Notice. If any regulatory approvals are required for such purchase and payment by the Pre-emptive Right Holder, the Issuance Period shall be extended by such further period as may be mutually agreed between the Company and the Pre-emptive Right Holder (the “Extended Period”). Subject to the receipt of payment against exercise of the relevant Pre-emptive Right by the relevant Pre-emptive Right Holder, the Company shall issue and allot the Issuance Shares to the relevant Pre-emptive Right Holder on the date of closing of the Proposed Issuance as stated in the Issuance Notice.

10.4	To the extent that any Pre-emptive Right Holder fails to pay the Issuance Price after exercising its Pre-emptive Right, each other Pre-Emptive Right Holder shall have the right to subscribe to any such unsubscribed Issuance Shares on a pro rata basis based on its respective shareholding in the Company within twenty (20) days from the expiry of the Issuance Period, or the Extended Period, as the case may be.

10.5	If (a)(i) a Pre-emptive Right Holder (along with its Affiliates), does not exercise its Pre-emptive Rights under Clause 10.2.1(b); or (ii) a Pre-emptive Right Holder (along with its Affiliates) fails to pay the Company for the exercise of its Pre-emptive Rights within the applicable time period in Clause 10.3; and (b)(i) the other Pre-emptive Right Holders have not exercised the option under Clause 10.4 to subscribe to the unsubscribed Issuance Shares; or (ii) under Clause 10.4, a Pre-emptive Right Holder exercises the right to subscribe to unsubscribed Issuance Shares and fails to pay the Company against such exercise (the events in (a) and (b) above, collectively, the “Trigger Events”), then the Company may, within ninety (90) days from the occurrence of the last of the Trigger Events, issue and allot the unsubscribed Issuance Shares to a third party subscriber (“Third Party Subscriber”) at a price not less than the Issuance Price mentioned in the Issuance Notice by providing notice to such Third Party Subscriber. Notwithstanding any provision herein to the contrary, such Issuance Price shall be no less than the Per Share Fair Market Value.

10.6	If the Company decides to seek the investment for the Proposed Issuance from a Third Party Subscriber in accordance with this Clause 10, the Proposed Issuance shall be completed within ninety (90) days from the occurrence of the last Trigger Event or by such other period as may be mutually agreed between the Parties for obtaining regulatory approvals, failing which the right of the Company to make the Proposed Issuance shall lapse and the provisions of this Clause 10 shall once again apply to such Proposed Issuance.

10.7	The Parties agree that the issuance of Issuance Shares to (a) a Pre-emptive Right Holder’s Affiliate, or (b) a Third Party Subscriber, shall be valid only if the Affiliate or Third Party Subscriber (x) is not a Competitor, and (y) has executed a Deed of Adherence in the form specified in Schedule 3 and a duly executed copy of such Deed of Adherence is placed before the Board prior to such issuance.

10.8	The Parties agree that the Investor shall have the right to require the Company to issue Equity Shares to the Investor pursuant to a Clawback Subscription and the provisions of this Clause 10 shall not apply to the Clawback Subscription.

11.	TRANSFERS OF SHARES

11.1	Lock-In

11.1.1

Notwithstanding anything contained in this Agreement, including, Clauses 11.5 and 11.6, the Investor shall not be entitled to Transfer any Securities of the Company or any rights, entitlements or beneficial interest therein to any Third Party such that the Investor would own less than the Shareholding held by the

Investor on the Completion Date immediately post Completion until the earlier of: (a) the expiry of the Macquarie Put Period; and (b) the Investor having purchased the entire Share Capital held by TTSL,TSL, MSIIPL, SMIT and IDFCPE III (“Lock-In Period”). Further, during such Lock-in Period, as long as the Investor continues to be a special purpose company holding the Shares or Securities of the Company and does not have any other material business activities or investments, there shall be no Transfer of equity interest in the Investor, if pursuant to such Transfer, the effective economic ownership of American Tower Corporation, directly or indirectly through its subsidiaries, in the Company shall fall below 51%. Such restriction shall mutatis mutandis apply to any holding companies of the Investor which are also special purpose companies holding directly or indirectly through other intermediate special purpose companies, shares or securities of the Investor and which do not have any other material business activities or investments (“Holding Companies”). For avoidance of doubt, the restrictions in this Clause 11.1.1 shall not apply to (i) any primary investment in the Investor or any of its holding companies; or (ii) any Transfer of interest in any holding company which is not merely a special purpose vehicle for purposes of holding, directly or through other intermediate special purpose company, the Shares of the Shares or Securities of the Company and has other material business activities or investments; or (iii) any direct or indirect holding company (even if a special purpose company) of a holding company referred to in (ii) above.

11.1.2	Subject to the provisions of Clause 11.1.1 above, in the event that (i) the Investor undertakes any Transfer of Securities to a Third Party during the Lock-In Period over and above the Investor’s Shareholding on the Completion Date; or (ii) American Tower Corporation or its Affiliates undertake any transaction or action during the Lock-In Period that has the effect of dilution or Transfer, whether directly or indirectly, of any Shareholding or any beneficial interest of the Investor and/or its Affiliates in the Company that is over and above the Shareholding and beneficial interest held the Investor and its Affiliates in the Company as on the Completion Date immediately post Completion, the Investor shall ensure that,

(a)	prior to the Transfer by the Investor to a Third Party transferee, the Third Party transferee shall execute a Deed of Adherence in the form specified in Schedule 3 and a duly executed copy of such Deed of Adherence shall be placed before the Board;

(b)	in cases where there is a Transfer of securities in any of American Tower Corporation’s Affiliates or the Company for consideration in cash or cash equivalents, the Shareholders shall be given a right to exercise their Tag Along Rights under Clause 11.7 with immediate effect through a sale of their Pro-rata Shares to such Third Party transferee in accordance with Clause 11.7 which shall mutatis mutandis apply to this Clause 11.1.2;

(c)	the Investor shall not, and shall ensure that the Company does not, grant any rights to such Third Party that are more favourable than the rights of the Continuing Shareholders under this Agreement.

11.1.3	Notwithstanding anything contained in this Clause 11.1, the Investor shall ensure that American Tower Corporation shall, at all times, directly or indirectly through its subsidiaries, own at least fifty one percent (51%) of the shareholding of the Investor and American Tower International Inc and directly or indirectly Controls the Investor and American Tower International Inc.

11.1.4	The Investor shall inform the Continuing Shareholders in writing of any change in shareholding of the Investor and/or of any Holding Company within 30 days of such change.

11.2	Restrictions on Transfers

11.2.1	No Shareholder shall Transfer or otherwise dispose of its Shares in the Company, except in accordance with and subject to the terms and conditions set forth in this Agreement and more particularly in this Clause 11. Any Transfer in breach of this Agreement and/or the Charter Documents shall be null and void ab initio.

11.2.2	The Company hereby agrees and confirms that, to the extent permissible under applicable Law, it shall not record in its books any Transfer of, or any agreement or arrangement to Transfer, recognize or register any equitable or other claim to, or any interest on, pay any dividend on or accord any right to vote with respect to, any Shares that have been transferred in any manner other than as permitted under this Agreement and the Charter Documents.

11.2.3	The Parties agree that nothing contained in Clauses 11.3, 11.4, 11.5, .and 11.6 shall apply to inter se Transfers by a Shareholder to any of its Affiliates, provided that such Affiliate is not a Competitor. The Transfer of Shares to such Affiliate shall be valid only if prior to such Transfer the relevant Affiliate has executed a Deed of Adherence in the form specified in Schedule 3 and a duly executed copy of such Deed of Adherence is placed before the Board prior to such Transfer. For the purposes of this Clause 11.2.3, any inter se Transfers between TTSL and TSL, TOF, Tata Industries Limited, Tata Teleservices (Maharashtra) Limited and Tata Communications Limited, shall not be regarded as a Transfer to a Competitor.

11.2.4

Where any Party’s Affiliate is a Shareholder, (a) if at any point of time, any transaction is contemplated pursuant to which such Person would, on successful completion of said transaction, cease to be an Affiliate of the Party or except in the case of the Investor, becomes a Competitor, then (as also provided in the Deed of Adherence in Schedule 3) prior to completion of said transaction, the relevant Party and such Person shall forthwith take all necessary actions to ensure that the Shares are transferred by such Person back to the relevant Party or any other Affiliate of the relevant Party; and (b) such Affiliate shall act together with the relevant Shareholder and each shall exercise its respective rights and powers in the Company so as to give effect, and adhere to, and comply with, the terms of this Agreement; (c) each of (1) MSIIPL and SMIT, acting jointly, and (2) IDFCPE III shall exercise its rights under this Agreement separately and shall not act in concert or enter into any agreement or understanding to act as a shareholder block for the purposes of this Agreement.

11.2.5	Each Shareholder shall have the right to receive information that it reasonably requests regarding any Third Party prospective purchaser of the Shares of the Company to confirm whether the prospective purchaser is in violation of, or under investigation in relation to, Anti-Bribery Laws.

11.2.6	No Shareholder shall transfer any Shares of the Company if the prospective purchaser is listed in the published sanctions lists maintained by the Office of Foreign Assets Control of the United States Treasury Department.

11.2.7	For the avoidance of doubt, (a) nothing contained in this Clause 11 limits or restricts any Restructuring of the Investor or any Affiliate of the Investor, provided such Restructuring does not otherwise diminish or circumvent the rights of TTSL and TSL, MSIIPL and SMIT or IDFCPE III, in their reasonable opinion, and (b) except for Clause 11.2.3, Clause 11.2.4, and 11.2.6 nothing contained in this Clause 11 limits or restricts transfers between the Investor and any Affiliate of the Investor.

11.2.8	Notwithstanding anything contained in this Agreement, no Party shall Transfer any Securities to a Competitor, other than a Transfer by a Shareholder in accordance with Clause 11.2.3. Provided that, any inter se Transfers between TTSL and TSL, TOF, Tata Industries Limited, Tata Teleservices (Maharashtra) Limited and Tata Communications Limited, shall not be regarded as a Transfer to a Competitor.

11.2.9	Notwithstanding anything contained in this Agreement, the Investor agrees that MSIIPL and SMIT shall have the right, at all times, to Transfer any part of or the whole of their Shareholding in the Company on an arm’s length basis to any Person, other than (i) a Competitor; or (ii) a Person, or a body corporate controlled by such Person or of which such Person is a senior management personnel, listed in the published sanctions lists maintained by the Office of Foreign Assets Control of the United States Treasury Department. The Investor, MSIIPL and SMIT agree that, for the purposes of the Transfer under this Clause 11.2.9:

(a)	MSIIPL and SMIT shall provide a written notice to the Investor informing the Investor of any letter or intent, memorandum of understanding or any such arrangement entered into by MSIIPL and/or SMIT with a proposed transferee for the sale of Shareholding in the Company, within 7 (seven) days of entering into such arrangement;

(b)	MSIIPL and/ or SMIT shall provide a written notice to the Investor of any such Transfer, 45 (forty five) days prior to the completion of the Transfer;

(c)	MSIIPL and SMIT shall have the right to disclose information and conduct a reasonable due diligence (and that is customary in terms of scope and timelines) in respect of the Company that is reasonably necessary to permit the proposed transferee to evaluate the business of the Company.

Provided that (i) such due diligence shall be conducted not exceeding once every Financial Year and shall be at the cost of MSIIPL/SMIT and/or the transferee; and (ii) MSIIPL, SMIT and the Investor shall agree, in good faith, upon the measures for protecting the confidentiality of the information prior to such dissemination;

(d)	All rights, as of the time of the transfer, available to MSIIPL and SMIT under this Agreement shall stand transferred to the transferee of MSIIPL’s and SMIT’s Shareholding upon the execution of a Deed of Adherence, provided that in case of one or more Transfers of part of the Shareholding, MSIIPL and SMIT may transfer their rights under this Agreement to only one eligible transferee or purchaser in such Transfer.

Provided that (i) the right of MSIIPL and SMIT under Clause 6 relating to the Affirmative Vote Matters listed in items 4, 5 and 12 of Part A, shall not stand Transferred after June 30, 2019; and (ii) the Macquarie Put Option and Macquarie Call Option shall immediately cease to be available to the respective Parties, it being clarified that in such event the transferee shall not have any right to require the Investor to purchase its Shareholding in the Company and the Investor shall not have any right to require the transferee to sell its Shareholding in the Company to the Investor.

11.2.10	Notwithstanding anything contained in this Agreement, the Investor agrees that in the event of a proposed Transfer by TTSL or TSL of any part of or the whole of their Shareholding in the Company to any Person in accordance with this Agreement, TTSL and TSL shall have the right to disclose information and conduct a reasonable due diligence (and that is customary in terms of scope and timelines) in respect of the Company that is reasonably necessary to permit the proposed transferee to evaluate the business of the Company.

Provided that (i) such due diligence shall be conducted not exceeding once every Financial Year and shall be at the cost of TTSL/TSL and/or the transferee; and (ii) TTSL/TSL and the Investor shall agree, in good faith, upon the measures for protecting the confidentiality of the information prior to such dissemination.

11.3	Right of First Offer on Exit by IDFCPE III

11.3.1	Subject to the provisions of Clause 11.2, in the event IDFCPE III desires to

Transfer all or part of the Shares then owned by it, then IDFCPE III shall issue a written notice (the “ROFO Notice”) to the Investor, TTSL and TSL informing them of its intent to Transfer the Shares held by it and specifying the number of Shares proposed to be Transferred. Each of the Investor, TTSL and TSL (each, a “Minority Purchasing Shareholder”) shall have the right but not the obligation to, within a period of thirty (30) Business Days from receipt of the ROFO Notice (the “Minority ROFO Period”) issue a written notice to IDFCPE III, offering to purchase all, but not less than all, of the Shares so offered in proportion to its respective Shareholding (the “Minority ROFO Offer Notice”). The Minority ROFO Offer Notice shall set out the number of Shares and price at which the Minority Purchasing Shareholder is willing to purchase its entitlement of Shares of IDFCPE III (the “Minority Option Price”).

11.3.2	If any Minority Purchasing Shareholder declines to purchase the applicable Shares by written notice to both IDFCPE III and the other Minority Purchasing Shareholder (the “Rejection Notice”), or fails to provide the Minority ROFO Offer Notice prior to the termination of the Minority ROFO Period, then, the other Minority Purchasing Shareholder shall within a period of fifteen (15) Business Days from receipt of the Rejection Notice or the termination of the Minority ROFO Period, as applicable, to send a written notice to IDFCPE III, revising its original offer (and without being bound in any manner by the original Minority Option Price offered) and either providing a revised offer to purchase all, but not less than all, of the Shares so offered (the “Second Minority ROFO Offer Notice”). The Second Minority ROFO Offer Notice shall set forth the number of Shares and the proposed Minority Option Price of such Minority Purchasing Shareholder. Failure by the other Minority Purchasing Shareholder to issue the Second Minority ROFO Offer Notice shall be deemed to be a refusal by such Shareholder to exercise its rights under this Clause 11.3 and the provisions of Clause 11.3.4 shall apply to the sale of such Shares.

11.3.3	If IDFCPE III agrees to Transfer its Shares, it shall intimate each Minority Purchasing Shareholder, as applicable, of the same in writing within seven (7) Business Days of receipt of a Minority ROFO Offer Notice, or the Second Minority ROFO Offer Notice, as the case may be. The applicable Minority Purchasing Shareholder and IDFCPE III shall complete the sale and purchase of the offered Shares as per Clause 11.9 below.

11.3.4

If (a) each Minority Purchasing Shareholder either (i) fails to exercise its option under this Clause 11.3 or (ii) provides IDFCPE III with a Rejection Notice or (iii) IDFCPE III is not willing to Transfer the Shares at the applicable Minority Option Price, then, subject to the terms of this Clause 11.3, at any time within ninety (90) Business Days from the date of receipt of (a) a Rejection Notice, (b) a Minority ROFO Offer Notice or Second Minority ROFO Offer Notice (where IDFCPE III has not accepted the Minority Option Price) or (c) the expiration of the Minority ROFO Period or the Second Minority ROFO Period, whichever is later, then IDFCPE III can Transfer the Shares, with all the rights available to them under the Definitive Agreements, to any Third Party (other than a Competitor); provided however that (i) the sale shall be for a higher price and on other terms no more favourable to the Third Party than those offered by the Minority Purchasing Shareholders (if any such offer has been made by any of the Minority Purchasing Shareholders); (ii) immediately upon and as a condition of the effectiveness of such Transfer, such Third Party shall assume and agree, by executing the Deed of Adherence, to carry out all the obligations (including but not limited to the obligations under Clause 14 pertaining to the Call Option) of IDFCPE III or, if applicable, any Affiliate of IDFCPE III; and (iii) IDFCPE III provides each Minority Purchasing Shareholder a notice no fewer than ten (10) Business Days prior to the proposed Transfer with the following information: (A) the number of Securities IDFCPE III owns (on a Fully Diluted Basis) prior to the proposed Transfer; (B) the number of Securities proposed to be Transferred by IDFCPE III; (C) the proposed consideration amount and form of consideration; (D) the manner and time of payment of the consideration; (E) the proposed date of consummation of the proposed Transfer; (F) to the extent possible, the identity of the Third Party; (G) the rights which are proposed to be granted/transferred to such Third Party; and (H) a representation that the Third Party stated herein has been informed of this right of first offer. In the event that (a) IDFCPE III does not transfer to a Third Party within such period, and (b) subsequently desires to Transfer all or part of the Shares then owned by it, the process noted under this Section 11.5.2 shall be repeated.

11.3.5	It is clarified that nothing herein shall prejudice the rights of the Investor under Clause 14 in relation to the Call Option. It is further agreed that the Put Option Price or the Call Option Price in relation to the exercise of an Option with respect to any Third Party that acquires Shares from IDFCPE III shall only be the Per Share Fair Market Value.

11.4	Right of First Offer on Exit by TTSL and TSL After the Expiry of the Second Put Period

11.4.1

Subject to the provisions of Clause 11.2, in the event either TTSL or TSL desires to Transfer all or part of the Shares then owned by it (the “Selling Tata Shareholder”), after the expiry of the Second Put Period, then the Selling Tata Shareholder shall issue a ROFO Notice to the Investor informing it of its intent to Transfer the Shares held by it and specifying the number of Shares proposed to be Transferred, and a copy of such ROFO Notice shall be forwarded to each of MSIIPL, SMIT and IDFCPE III. The Investor shall have the right but not the obligation to, within a period of thirty (30) Business Days from the ROFO Notice (the “Tata ROFO Period”), issue a written notice to the Selling Tata Shareholder, offering to purchase all but not less than all of the Shares so offered (the “Tata ROFO Offer Notice”). The Tata ROFO Offer Notice shall set out the number of Shares and price at which the Investor is willing to purchase the Shares of the Selling Tata Shareholder (the “Tata Option Price”). Within seven (7) Business Days of the Tata ROFO Offer Notice, if the Selling Tata Shareholder agrees to Transfer the Shares held by it at the Tata Option Price, then it shall inform the Investor of the same in writing. The Investor and the Selling Tata Shareholder shall complete the sale and purchase of the offered Shares as per Clause 11.9 below.

11.4.2	If the Investor fails to exercise its option under this Clause 11.4 or if the Investor notifies the Selling Tata Shareholder that it has decided not to exercise such option or the Selling Tata Shareholder is not willing to Transfer the Shares at the Tata Option Price, then, subject to the terms of this Clause 11.4, at any time within ninety (90) Business Days from the date of receipt of the notice of the Investor that it has decided not to exercise such option or the Tata ROFO Offer Notice (where the Selling Tata Shareholder has not accepted the Tata Option Price) or the expiration of the Tata ROFO Period, whichever is earlier, the Selling Tata Shareholder can Transfer the Shares, with all the rights available to them under the Definitive Agreements, to any Third Party (other than a Competitor); provided, however, that (i) the sale shall be for a higher price and on other terms no more favourable to the Third Party than those offered by the Investor (if any such offer has been made by any of the Investor); (ii) immediately upon and as a condition of the effectiveness of such Transfer, such Third Party shall assume and agree, by executing the Deed of Adherence, to carry out all the obligations (including but not limited to the obligations under Clause 14 pertaining to the Call Option) of the Selling Tata Shareholder or, if applicable, any Affiliate of the Selling Tata Shareholder; and (iii) the Selling Tata Shareholder provides the Investor a notice no fewer than ten (10) Business Days prior to the proposed Transfer with the following information: (A) the number of Securities the Selling Tata Shareholder owns (on a Fully Diluted Basis) prior to the proposed Transfer; (B) the number of Securities proposed to be Transferred by the Selling Tata Shareholder; (C) the proposed amount of consideration; (D) the manner and time of payment of the consideration; (E) the proposed date of consummation of the proposed Transfer; (F) to the extent possible, the identity of the Third Party; (G) the rights that are proposed to be granted/transferred to such Third Party; and (H) a representation that the Third Party stated herein has been informed of this right of first offer. In the event that (a) the Selling Tata Shareholder does not transfer to a Third Party within such period, and (b) subsequently desires to Transfer all or part of the Shares then owned by it, the process noted under this Section 11.5.2 shall be repeated.

11.4.3	It is clarified that nothing herein shall prejudice the rights of the Investor under Clause 14 in relation to the Call Option. It is further agreed that the Put Option Price or the Call Option Price in relation to exercise of an Option with respect to any Third Party that acquires Shares from a Selling Tata Shareholder shall only be the Per Share Fair Market Value.

11.5	Right of First Offer on Exit by Investor

11.5.1

Subject to the provisions of Clause 11.2, in the event the Investor desires to Transfer all or part of the Shares then owned by it, then the Investor shall issue a ROFO Notice to TTSL and TSL informing them of its intent to Transfer the Shares held by it and specifying the number of Shares proposed to be Transferred, and a copy of such ROFO Notice shall be forwarded to each of the MSIIPL, SMIT and IDFCPE III. TTSL and TSL shall have the right but not the obligation to, within a period of thirty (30) Business Days from the ROFO Notice (the “Investor ROFO Period”), issue a written notice to the Investor, offering to purchase all, but not less than all, of the Shares so offered (the “Investor ROFO Offer Notice”). The Investor ROFO Offer Notice shall set out the number of Shares and price at which TTSL and TSL are willing to purchase the Shares of the Investor (the “Investor Option Price”). Within seven (7) Business Days of the Investor ROFO Offer Notice, if the Investor agrees to Transfer the Shares held by it at the Investor Option Price, then it shall inform the relevant Tatas of the same in writing. The Investor and the relevant Tatas shall complete the sale and purchase of the offered Shares as per Clause 11.9 below.

11.5.2	If TTSL and TSL fail to exercise the option under this Clause 11.5 or if both TTSL and TSL notify the Investor that they have decided not to exercise such option or the Investor is not willing to Transfer the Shares at the Investor Option Price, then, subject to the terms of this Clause 11.5, at any time within ninety (90) Business Days from the date of receipt of the notice of TTSL and TSL that they have decided not to exercise such option or the Investor ROFO Offer Notice (where the Investor has not accepted the Investor Option Price) or the expiration of the Investor ROFO Period, whichever is earlier, the Investor can Transfer the Shares, with all the rights available to it under the Definitive Agreements, to any Third Party (other than a Competitor); provided, however, that (i) the sale shall be for a higher price and on other terms no more favourable to the Third Party than those offered by TTSL and TSL; (ii) immediately upon and as a condition of the effectiveness of such Transfer, such Third Party shall assume and agree, by executing the Deed of Adherence, to carry out all the obligations of the Investor or, if applicable, any Affiliate of the Investor; and (iii) the Investor provides TTSL and TSL a notice no fewer than ten (10) Business Days prior to the proposed Transfer with the following information: (A) the number of Securities the Investors owns (on a Fully Diluted Basis) prior to the proposed Transfer; (B) the number of Securities proposed to be Transferred by the Investor; (C) the proposed amount of consideration; (D) the manner and time of payment of the consideration; (E) the proposed date of consummation of the proposed Transfer; (F) to the extent possible, the identity of the Third Party; (G) the rights that are proposed to be granted/transferred to such Third Party; and (H) a representation that the Third Party stated herein has been informed of this right of first offer. In the event that (a) the Investor does not transfer to a Third Party within such period, and (b) subsequently desires to Transfer all or part of the Shares then owned by it, the process noted under this Section 11.5.2 shall be repeated.

11.6	Right of First Refusal on Exit by TTSL or TSL

11.6.1

Subject to the provisions of Clause 11.2, in the event the Tatas desires to Transfer all or part of the Shares then owned by them to any third party (other than a Competitor) prior to the expiry of the Second Put Period, then the Tatas (the

“Selling Existing Shareholder”) shall provide the Investor a right of first refusal to such Transfer as set out in this Clause 11.6.

11.6.2	If any of the Selling Existing Shareholders propose to Transfer any Shares, then, such Selling Existing Shareholders shall first give a written notice (hereinafter referred to as the “ROFR Offer Notice”) to the Investor. The ROFR Offer Notice shall state (i) the number of Shares proposed to be Transferred (hereinafter referred to as the “Existing Shareholders Sale Shares”) and the number and class of Shares the Selling Existing Shareholder owns at that time, (ii) the name and address of the proposed transferee (who cannot be a Competitor), (iii) the proposed price, including the proposed amount and form of consideration and material terms and conditions offered by such proposed transferee, (iv) the date of consummation of the proposed Transfer. The total value of the consideration for the proposed Transfer is referred to herein as the “ROFR Offer Price”. Such notice shall be accompanied by a true and complete copy of all documents, if any at that time, constituting the agreement up to such date between the Selling Existing Shareholder and the proposed transferee regarding the proposed Transfer.

11.6.3	The Investor shall be entitled to respond to the Existing Shareholder ROFR Offer Notice by serving a written notice (the “ROFR Response Notice”) on the relevant Selling Existing Shareholder/(s) prior to the expiry of 15 (fifteen) Business Days from the date of receipt of the ROFR Offer Notice (the “ROFR Offer Period “) confirming or declining the exercise of their right of first refusal over all, but not less than all of the Existing Shareholders Sale Shares. In the event that the Investor decides to exercise its right of first refusal over all, but not less than all of the Existing Shareholders Sale Shares, the relevant Selling Existing Shareholder/(s) shall Transfer Existing Shareholders Sale Shares to the Investor as mentioned in the ROFR Response Notice at the same price and on the same terms as are mentioned in the ROFR Offer Notice. If completion of the sale does not take place within thirty (30) Business Days of the ROFR Offer Period (the “ROFR Completion Period”), then the Investor’s right of first refusal under Clause 11.6 shall stand suspended for a period of One Hundred Eighty (180) Business Days commencing from the last day of the ROFR Completion Period. During this period of One Hundred Eighty (180) Business Days (the “Free Period”), the Selling Existing Shareholder shall be free to sell the Existing Shareholders Sale Shares (not at a price lower than the ROFR Offer Price) to the proposed transferee mentioned in the ROFR Offer Notice.

11.6.4

In the event the Investor does not deliver a ROFR Response Notice to the Selling Existing Shareholders prior to the expiry of the ROFR Offer Period, then upon the expiry of the ROFR Offer Period, the Selling Existing Shareholder shall be entitled to Transfer the Selling Existing Shareholder Sale Shares to the proposed transferee mentioned in the ROFR Offer Notice on materially the same terms and conditions and for the consideration no less than as is specified in the ROFR Offer Notice. Any transferee purchasing the Selling Existing Shareholder Sale Shares shall deliver to the Selling Existing Shareholders on or before the date of consummation of the proposed Transfer, specified in the ROFR Offer Notice, payment in full of the Offer Price in accordance with the terms set forth in the ROFR Offer Notice and any requisite transfer taxes. If completion of the sale and transfer to the proposed transferee does not take place within the period of One Hundred Eighty (180) Business Days following the expiry of the ROFR Offer Period, the Selling Existing Shareholder’s right to sell the Selling Existing Shareholder Sale Shares to such third party shall lapse and the provisions of Clause 11.6.3 shall once again apply to the Selling Existing Shareholder Sale Shares.

11.6.5	Where the Investor or the third party transferee requires prior legal, governmental, regulatory or shareholder consent for acquiring the Selling Existing Shareholder Sale Shares pursuant to this Agreement, then, notwithstanding any other provision of this Agreement, that Person shall only be obliged to acquire the shares once such consent or approval is obtained, and the Parties shall use their reasonable endeavours to obtain any such required approvals. Any period within which a Transfer of the Selling Existing Shareholder Sale Shares by the Selling Existing Shareholders has to be completed shall be extended by such further period as is necessary for the purpose of obtaining the above approvals.

11.7	Tag Along Rights

11.7.1	Subject to Clause 11.1 and Clause 11.5, but without prejudice to the non-exercise of the right under Clause 11.5 by TTSL and TSL or non-acceptance by the Investor, and at any time after the Effective Date, if the Investor is desirous of Transferring any or all of the Securities held by it to any Third Party or if the Investor receives any offer from any Third Party to purchase its Securities that it proposes to accept, then, the Investor shall issue a written notice (the “Tag Along Offer Notice”) to TTSL and TSL and MSIIPL, SMIT and IDFCPE III of such proposed Transfer of Securities at least thirty (30) Business Days prior to the proposed Transfer.

11.7.2	The Tag Along Offer Notice shall state the following: (a) the number of Securities the Investor owns (on a Fully Diluted Basis) prior to the proposed Transfer; (b) the number of Securities proposed to be Transferred by the Investor; (c) the proposed consideration, amount and form of consideration and other terms and conditions proposed by such Third Party (including basic representations and warranties and indemnities not to exceed the purchase consideration related to such transfer to be given in connection with such Transfer); (d) the manner and time of payment of the consideration; (e) the proposed date of consummation of the proposed Transfer; (f) to the extent possible, the identity of the Third Party; (g) the rights that are proposed to be granted/transferred to such Third Party; (h) a representation that the Third Party stated in the Tag Along Offer Notice has been informed of the Tag Along Right; and (i) a representation that no consideration other than that set out in the Tag Along Offer Notice is being provided to the Investor. Such Tag Along Offer Notice shall be accompanied by true and complete copy of all agreements, if any, between the Investor and the Third Party regarding the proposed Transfer.

11.7.3	Each of TTSL and TSL and MSIIPL, SMIT and IDFCPE III (the “Tag Along Shareholders”) may, on the receipt of a Tag Along Offer Notice, at its sole discretion, participate in such Transfer through a sale of its Pro-rata Shares to the Third Party at a price and on the commercial terms and conditions (limited to title representations and warranties) that are offered by the Third Party to the Investor (the “Tag Along Right”). For the purposes of this Clause 11.7.3, “Pro-rata Shares”, in relation to a Shareholder, shall mean such number of Shares held by such Shareholder as are in the ratio of (a) the shareholding percentage of the tagging shareholder; divided by (b) the shareholding percentage of the Investor. For the purpose of calculating the Pro-rata Shares under this Clause 11.7.3, all fractions at or above 1⁄2 shall be treated as 1 and all fractions below 1⁄2 shall be ignored. In the event that, pursuant to such proposed Transfer by the Investor to the Third Party, the Investor’s Shareholding will fall below fifty percent (50%) (on a Fully Diluted Basis), or the Investor will lose Control of the Company, then each Tag Along Shareholders shall have the right to exercise its Tag Along Right with respect to its entire Shareholding to the Third Party.

11.7.4	If any of the Tag Along Shareholders intends to exercise its Tag Along Right, it shall send a notice (the “Tag Along Acceptance Notice”) within twenty (20) Business Days of receipt of the Tag Along Offer Notice, inter alia, requiring the Investor to ensure that the Third Party also purchases the Pro-rata Shares, or such number of Securities with respect to which the Tag Along Shareholders have the right to exercise the Tag Along Right under Clause 11.7.5, offered by the Tag Along Shareholder (whether directly or indirectly) as are specified in the Tag Along Acceptance Notice (the “Tag Along Shares”) on the same commercial terms and conditions (being the price, title representations and warranties and indemnities for title representations) that are offered to the Investor, as mentioned in the Tag Along Offer Notice. The election of each Tag Along Shareholder set forth in a Tag Along Offer Notice shall be irrevocable, and, to the extent the offer in the Tag Along Offer Notice is accepted, such Tag Along Shareholder shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Clause 11.7.

11.7.5	It is expressly clarified that the Investor shall not transfer any of its Securities to the Third Party, unless such Third Party also simultaneously acquires the Tag Along Shares tendered by the Tag Along Shareholders and if the Third Party does not wish to purchase any Securities in excess of the Securities proposed to be sold by the Investor, the number of Securities to be sold by the Investor to the Third Party shall stand reduced by the number of Tag Along Shares.

11.7.6	The Tag Along Shareholders will not be required to provide any representations, covenants or undertakings, grant any indemnifications, or incur any obligations to the Third Party except representations pertaining to the title to their shareholding and no Encumbrance in relation to their shareholding and due authority and capacity to hold and Transfer its Shares and reasonable indemnifications supporting such representations and warranties.

11.7.7	If the Tag Along Shareholders fail to issue the Tag Along Acceptance Notice within the time period specified in Clause 11.7.4 above, the Tag Along Right shall lapse and the Investor shall be entitled to complete its transfer to the Third Party, on the same terms and conditions and for the same consideration as is specified in the Tag Along Offer Notice, within a period of ninety (90) Business Days from the date of the Tag Along Offer Notice or from intimation by the Tag Along Shareholders of their refusal to exercise their Tag Along Right, whichever is earlier. If any regulatory approvals are required for exercise of such Tag Along Right, the said ninety (90) Business Day period shall be extended by such further period as may be reasonably required for obtaining such approvals (the “Extended Tag Period”). If the Investor does not complete the Transfer under this Clause 11.6 within this ninety (90) Business Day period or the Extended Tag Period, the process set out in this Clause 7 shall again be followed for any Transfers of the Shares held by the Investor.

11.7.8	Subject to Clause 11.7.6, each Tag Along Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer, including, without limitation, entering into agreements and delivering certificates and instruments, if applicable, in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Investor.

11.7.9	The fees and expenses incurred in connection with a Tag Along Sale and for the benefit of all Tag Along Shareholders, to the extent not paid or reimbursed by the Company or the prospective transferee, shall be borne by each of the participating Tag Along Shareholders on a pro rata basis, based on the aggregate consideration received by each such Shareholder.

11.7.10	Any sale and purchase of Securities contemplated in this Clause 11.7 shall be completed in accordance with Clause 11.9 below.

11.7.11	Notwithstanding anything contained in this Agreement, the price offered and paid by the transferee to the Investor and the Tag Along Shareholders, if any, shall not be taken into consideration while determining the Put Option Price or the Call Option Price under this Agreement.

11.8	Drag Along Right

11.8.1	Subject to Clauses 11.1 and 11.5 and without prejudice to the non-exercise of the right under Clause 11.5 by TTSL or TSL or non-acceptance by the Investor or without prejudice to the non-exercise of the Tag Along Right by the Tag Along Shareholders, if the Investor, in one transaction or in a series of related transactions, is desirous of Transferring all of its Securities that together constitute a majority of all Shares to any Third Party that it proposes to accept (a “Drag Along Sale”), then, the Investor shall issue a written notice (the “Drag Along Notice”) to TTSL and TSL and MSIIPL, SMIT and IDFCPE III of such proposed Transfer of Securities at least sixty (60) Business Days prior to the proposed Transfer.

11.8.2	The Drag Along Notice shall state the following: (a) the number of Securities the Investor owns (on a Fully Diluted Basis) prior to the proposed Transfer; (b) the number of Securities proposed to be Transferred by the Investor; (c) the proposed consideration, amount and form of consideration, subject to Clause 11.8.4; (d) the manner and time of payment of the consideration; (e) the proposed date of consummation of the proposed Transfer; (f) to the extent possible, the identity of the Third Party; (g) the key terms and conditions on which the agreement(s) are being entered into by the Investor with such Third Party; (h) the rights that are proposed to be granted/transferred to such Third Party; (i) a representation that the Third Party stated herein the Drag Along Notice has been informed of the Drag Along Right; and (j) a representation that no consideration other than that set out in the Drag Along Notice is being provided to the Investor.

11.8.3	The Investor shall have the right, after delivering the Drag Along Notice in accordance with 11.8.1 and subject to compliance with 11.9, to require that each of TTSL and TSL and MSIIPL, SMIT and IDFCPE III (the “Drag Along Shareholders”) to participate in such Drag Along Sale at the same price and on the same terms and conditions (subject to Clause 11.8.4) as offered by the Third Party to the Investor (the “Drag Along Right”), such that the entire remaining Shareholding (and not less than the entire remaining Shareholding) of the Drag Along Shareholders shall be sold to the Third Party.

11.8.4	In the event the Drag Along Notice is issued prior to the expiry of the Second Call Period, the consideration payable to the Drag Along Shareholders by the Third Party for each Share held by the Drag Along Shareholder shall be the higher of: (i) the per Share price offered by the Third Party to the Investor; and (ii) the Call Option Price. In the event the Drag Along Notice is issued after the expiry of the Second Call Period, the consideration payable to the Drag Along Shareholders by the Third Party shall be the higher of: (i) the price offered by the Third Party to the Investor; and (ii) the product of the Shares held by Shareholder and the Per Share Fair Market Value. Provided that the Investor shall not receive any amount in addition to the per share price payable by the Third Party to the Investor and the Drag Along Shareholders.

11.8.5	The Drag Along Shareholder will not be required to provide any representations, covenants or undertakings, grant any indemnifications, or incur any obligations to the Third Party other than providing basic representations and warranties on title and due authority and capacity to hold and Transfer its Shares and reasonable indemnifications supporting such representations and warranties.

11.8.6	Subject to Clause 11.8.5, each Drag Along Shareholders shall take all actions as may be reasonably necessary to consummate the Transfer, including, without limitation, entering into agreements and delivering certificates and instruments (including stock certificates evidencing the applicable Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Investor.

11.8.7	The fees and expenses of incurred in connection with a Drag Along Sale shall be borne by each selling Shareholder on a pro rata basis, based on the aggregate consideration received by each such Shareholder.

11.8.8	Any sale and purchase of Securities contemplated in this Clause 11.8 shall be completed in accordance with Clause 11.9 below.

11.9	Transfer Procedures

11.9.1	The following principles shall apply to Transfer of Shares contemplated by this Clause 11:

11.9.2	All Transfers under Clause 11 shall be (a) consummated pursuant to the relevant provisions of applicable Law, and (b) undertaken in return for cash consideration (other than restructurings effected by means of merger, amalgamation, etc.).

11.9.3	The closing of any Transfer shall occur at such place, time and on such date as the seller and purchaser may mutually agree. At the closing of such Transfer, (a) the purchasing Shareholder shall pay the stipulated price; and (b) the selling Shareholder shall deliver (i) in case of physical shares, the share certificates evidencing the Shares transferred, and in case of dematerialised shares, a copy of the delivery instruction slips from the selling Shareholder to its depository participant; (ii) a written representation and warranty (or other provision of similar effect) that the selling Shareholder is, as of such closing, and the purchaser shall, upon such closing, be, the sole beneficial owner of such Shares with good title thereto, free and clear of all Encumbrances.

11.9.4	If the purchaser or the selling Shareholder, as the case may be, does not elect to exercise its rights under any of Clause 11 for any reason, this Agreement shall continue in full force and effect.

11.9.5	The Parties shall co-operate fully in order to consummate any Transfer undertaken in accordance with the terms of this Clause 11.9 and such cooperation shall include the use of best efforts to obtain any approvals of Governmental Authorities or other Persons that may be required for the closing of such Transfer.

11.10	Change in Control of the Investor / TTSL

11.10.1	In the event of a direct or indirect change in Control of the Investor or American Tower International, Inc., then TTSL, TSL, MSIIPL, SMIT and IDFCPE III shall, for a period of one hundred and eighty (180) days from being intimated of such change (the “COC Put Period”), be entitled to require the Investor to purchase their entire Shareholding in the Company (the “COC Put Option”) at a per Share price equal to the Put Option Price. All provisions of Clause 12 below shall apply mutatis mutandis to the COC Put Option (except that, notwithstanding Clause 12.1, such Put Option shall be immediately exercisable by delivery of a Put Option Exercise Notice).

11.10.2	The Investor agrees and undertakes that it shall intimate TTSL, TSL, MSIIPL, SMIT and IDFCPE III, to the extent the information is publicly available but subject to any legal, statutory and contractual restrictions applicable to the Investor or its Affiliates, of any actions that may result in an event of change of Control with respect to the Investor or American Tower International, Inc., within fifteen (15) Business Days of such actions coming to the knowledge of the Investor.

11.10.3	The Investor undertakes that the change in Control shall not in any manner affect the Investor’s obligation to discharge the COC Put Option or the Put Option and/or affect American Tower International Inc.’s obligations under the Shareholders Agreement Put Obligation Performance Guarantee.

11.10.4	In the event of a change in Control of TTSL, the Investor shall, for a period of ninety (90) days following receiving notice of the same, be entitled to require TTSL and TSL to sell their entire Shareholding (and not less than the entire Shareholding) in the Company (the “COC Call Option”) at a per Share price equal to the Call Option Price. All other provisions of Clause 14 below shall apply mutatis mutandis to the COC Call Option (except that, notwithstanding Clause 14.1, such Call Option shall be immediately exercisable by delivery of a Call Option Exercise Notice during such ninety (90) day period). For the avoidance of doubt it is clarified that this Clause 11.10.4 shall not apply to (i) inter-se Transfers of Shareholding amongst Affiliates of TTSL and TSL; (ii) TOF, in the event any Shares are transferred by TTSL and/ or TSL to TOF; and (iii) Docomo ceasing to be a shareholder of TTSL or termination of any or all rights of Docomo in TTSL.

12.	PUT OPTION

12.1	The Parties agree that,

(a)	at any time during the First Put Period each of TTSL and TSL shall have the right to require the Investor to, and the Investor shall be obliged to (either itself or through its Affiliates), purchase up to fifty percent (50%) of the Shares then held by the Tatas in the Company,

(b)	at any time during the Second Put Period, each of TTSL and TSL shall have the right to require the Investor to, and the Investor shall be obliged to (either itself or through its Affiliates), purchase up to hundred percent (100%) of the Shares then held by the Tatas in the Company; and

(c)	at any time during the First Put Period and/or the Second Put Period, IDFCPE III shall have the right to require the Investor to, and the Investor shall be obliged to (either itself or through its Affiliates) purchase either (i) 50% (fifty percent) of the entire Shareholding; or (ii) the entire Shareholding (and not less than the entire Shareholding), of IDFCPE III;

(each, a “Put Option”):

in each case, at a per Share price equal to the Put Option Price, by a issuing a notice in writing to the Investor, exercising its rights under this Clause 12 (the “Put Option Exercise Notice”).

12.2	In the event that the Shareholding of Tatas is less than fifteen percent (15%) (on a Fully Diluted Basis) pursuant to a fresh issue of Securities by the Company, then, at any time on and for a period of ninety (90) days from the date on which the Board passes a resolution calling a General Meeting for approving the issuance of Securities by the Company, TTSL and TSL shall be entitled, by issuing a Put Option Exercise Notice , to require the Investor to, and the Investor shall be obliged to, purchase the entire Shareholding of TTSL and TSL for the Put Option Consideration (also a “Put Option”).

12.3	In the event that the Shareholding of the Investor (together with its Affiliates) is above seventy four percent (74%) of the entire share capital of the Company (calculated on a Fully Diluted Basis), at any time, then each Continuing Shareholder shall be entitled to, at its sole discretion, by issuing a Put Option Exercise Notice within ninety (90) days of such Continuing Shareholder becoming aware of the Investor’s Shareholding crossing seventy four percent (74%), to require the Investor to, and the Investor shall be obliged to, purchase the entire Shareholding of such Shareholder for the Put Option Consideration (also a “Put Option”).

12.4	Each Put Option Exercise Notice sent by a Shareholder exercising its Put Option (a “Put Option Seller”) shall specify: (i) the Shares with respect to which the Put Option is exercised (the “Put Option Shares”) and (ii) the date for completion of the sale and purchase of the Put Option Shares (the “Put Option Completion Date”), which shall (except if any regulatory approvals are required for such completion) be no more than thirty (30) Business Days and no fewer than fourteen (14) Business Days from the determination of the Fair Market Value in accordance with Schedule 6.

12.5	A Put Option Exercise Notice served under this Clause 12 shall constitute a legally binding contract between the Investor and the Put Option Seller, for the sale and purchase of the Put Option Shares, free from any Encumbrance and with all rights attached thereto.

12.6

The closing of any purchase of the Put Option Shares shall be held at the registered office of the Company on the Put Option Completion Date or at such other place as the parties to the transaction may agree in writing. The Put Option Consideration shall become due and payable on the Put Option Completion Date (subject to any extension to the extent necessary to obtain any required government or third party approvals that are required with respect to the transfer of the Put Option Shares; provided, however, that all of the parties to the transaction shall use their commercially reasonable efforts to obtain such approvals in a timely manner) and the Investor shall pay such Put Option Consideration as and when it becomes due and the Put Option Seller shall deliver any certificates representing the Put Option Shares, accompanied by duly executed share transfer forms in favour of the Investor in case of physical shares, and deliver instruction slips for the transfer of Shares to its depository participant in case of dematerialised shares. The Put Option Seller will not be required to provide any representation, covenants or undertakings, grant any indemnifications, or incur any obligations to the Investor other than provide a representation on the clear title of their respective Put Option Shares and due authority and capacity to hold and Transfer its Put Option Shares. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Put Option Shares to the Investor, or any Affiliate of the Investor, as the case may be. Any stamp duty or transfer taxes or fees payable on the transfer of the Put Option Shares shall be borne and paid by the Investor.

12.7	The Parties agree and acknowledge that the Investor, which shall discharge its obligation to pay the Put Option Consideration only by way of cash, may, subject to no prejudice being caused in any manner to the rights of the Continuing Shareholders under Clause 12, choose to fund this cash obligation to ensure payment at the Put Option Completion Date, by means of an equity offering of the listed shares of American Tower Corporation.

12.8	The Company shall, on the Put Option Completion Date, register the Transfer of the Put Option Shares in favour of the Investor or its Affiliate only upon the following documents being presented to it:

12.8.1	Share certificates evidencing the title to the Put Option Shares; and

12.8.2	Duly executed, stamped and valid instruments of Transfer.

12.9	If any provision contained in this Clause 12 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Clause 12, but this Clause 12 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the provisions contained in this Clause 12 is held to be not permitted by applicable Law, or to any extent invalid, Parties shall seek, in good faith, to give effect to the commercial intent of the Parties within the parameters of applicable Law. Each of the Parties acknowledges that the other Parties would be irreparably harmed by any breach of this Clause 12 and that there would be no adequate remedy at Law or in damages to compensate the other Parties for any such breach, and agrees that the other Parties shall be entitled to injunctive relief requiring specific performance by each of them under this Clause 12, and hereby consents to the entry thereof.

13.	MACQUARIE PUT/CALL OPTION & IDFC EXIT

13.1	The Parties agree that, at any time during the Macquarie Put Period, MSIIPL and SMIT shall have the right to require the Investor to, and the Investor shall be obliged to (either itself or through its Affiliates), purchase the entire (and not less than the entire) Shareholding of MSIIPL and SMIT in the Company (“Macquarie Put Option”), at the Per Share Fair Market Value, by a issuing a Put Option Exercise Notice. Clauses 12.4 to 12.9 shall apply mutatis mutandis to the Macquarie Put Option.

13.2

The Parties agree that, at any time during a period commencing on April 1, 2020 and ending on March 31, 2021, the Investor shall have the right to require MSIIPL and SMIT, and MSIIPL and SMIT shall be obliged, to sell the entire (and not less than the entire) Shareholding of MSIIPL and SMIT in the Company to the Investor or its Affiliates

(“Macquarie Call Option”), at the Per Share Fair Market Value, by a issuing a Call Option Exercise Notice. Clauses 14.2 to 14.6 shall apply mutatis mutandis to the Macquarie Call Option.

13.3	IDFC Accelerated Put

The Parties agree that if at any time prior to the actual transfer of shares by IDFCPE III to the Investor (including during the period after exercise of a Put Option by IDFCPE III but prior to the final settlement of such Put Option), either MSIIPL or SMIT transfer the Shares held by them to the Investor the Investor shall within 3 (three) Business Days issue a written notice (“IDFC Exit Notice”) to IDFCPE III intimating it of the proposed Transfer of MSIIPL’s and SMIT’s Shareholding to the Investor. IDFCPE III shall be entitled to, notwithstanding anything contained in the agreement/ arrangement that may be entered into between the Investor and IDFCPE III in relation to the Put Option of IDFCPE III, within fifteen (15) Business Days of receipt of the IDFC Exit Notice, by issuing a written notice to require the Investor to, and the Investor shall be obliged to, purchase the entire Shareholding of IDFCPE III on the same terms and conditions (including the per Share price) as applicable to MSIIPL and SMIT (also a “Accelerated Put Option”). The Parties further agree that the purchase of Shares by the Investor from IDFCPE III pursuant to this Clause 13.3 shall be on the same terms and conditions as the purchase of Shares by the Investor from MSIIPL and SMIT pursuant to this Clause 13.1 above and the completion of the Transfer of IDFCPE III’s Shareholding to the Investor shall occur simultaneously with the completion of the Transfer of MSIIPL’s and SMIT’s Shareholding to the Investor.

14.	CALL OPTION

14.1	The Parties agree that:

(a)	at any time during the First Call Period or the Second Call Period, the Investor shall have the right to require TTSL and TSL to sell all, but not less than all, of such Shareholder’s Shareholding to the Investor or its Affiliates; and

(b)	at any time during the First Call Period or the Second Call Period, the Investor shall have the right to require IDFCPE III to sell all, but not less than all, of its Shareholding to the Investor or its Affiliates;

(each, a “Call Option”), at a per Share price equal to the Call Option Price, by a notice in writing (each, a “Call Option Exercise Notice”).

Provided that if any of TTSL, TSL or IDFCPE III have exercised the Put Option in accordance with Clause 12, and such Put Option cannot be completed due to any restrictions under applicable Law, the Investor shall be obliged to immediately exercise its Call Option and ensure that it purchases the Shareholding of TTSL, TSL or IDFCPEII (as the case may be) in accordance with this Clause 14 and applicable Law.

14.2	Each Call Option Exercise Notice sent by the Investor to a Shareholder (a “Call Option Seller”) shall specify: (i) the Shares with respect to which the Call Option is exercised

(the “Call Option Shares”); (ii) the Call Option Price; and (iii) the date for completion of the sale and purchase of the Call Option Shares (the “Call Option Completion Date”), which shall (except if any regulatory approvals are required for such completion) be no more than thirty (30) Business Days and no fewer than fourteen (14) Business Days from the date of delivery of the Call Option Exercise Notice.

14.3	A Call Option Exercise Notice served under this Clause 14 shall constitute a legally binding contract between the Investor and the Call Option Seller, for the sale and purchase of the Call Option Shares, free from any Encumbrance and with all rights attached thereto.

14.4	The closing of any purchase of the Call Option Shares shall be held at the registered office of the Company on the Call Option Completion Date or at such other place as the parties to the transaction may agree in writing. The Call Option Consideration shall become due and payable on the Call Option Completion Date (subject to any extension to the extent necessary to obtain any required government or third party approvals that are required with respect to the transfer of the Call Option Shares; provided, however, that all of the parties to the transaction shall use their commercially reasonable efforts to obtain such approvals in a timely manner) and the Investor shall pay such Call Option Consideration as and when it becomes due and the Call Option Seller shall deliver any certificates representing the Call Option Shares, accompanied by duly executed share transfer forms in favour of the Investor in case of physical shares, and deliver instruction slips for the transfer of Shares to its depository participant in case of dematerialised shares. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Call Option Shares to the Investor or its Affiliates. Any stamp duty or transfer taxes or fees payable on the transfer of the Call Option Shares shall be borne and paid by the Investor.

14.5	The Company shall, on the Call Option Completion Date, register the Transfer of the Call Option Shares in favour of the Investor or its Affiliates only upon the following documents being presented to it:

14.5.1	Share certificates evidencing the title to the Call Option Shares; and

14.5.2	Duly executed, stamped and valid instruments of Transfer.

14.6	The Investor shall be responsible for obtaining all corporate and statutory approvals as required for consummating the Call Option except in such instances where such approval is required by Law required to be obtained by the Call Option Seller.

15.	EXIT OPTION - QUALIFIED IPO

15.1	Qualified IPO

15.1.1

In the event the Investor fails to honour a Put Option, Macquarie Put Option or COC Put Option exercised by any of TTSL, TSL, MSIIPL, SMIT or IDFCPE III, and such failure is not immediately rectified by American Tower Corporation under the Shareholders Agreement Put Obligation Performance Guarantee, TTSL

and TSL or any of MSIIPL, SMIT or IDFCPE III shall be entitled to cause the Investor and the Company to, and the Investor and the Company shall be obligated to, immediately undertake a Qualified IPO of the Company. The Qualified IPO shall be conducted and completed such that:

(a)	the Company shall bear and pay all expenses incurred in connection with a Qualified IPO on account of the Investor, including but not limited to all registration, filing and qualification fees, and printers, legal and accounting fees and disbursements, and the Investor shall be liable to immediately reimburse the Company for all such expenses incurred. Further, in the event any of the Continuing Shareholders are required to pay any amounts, or incur any expenses, in relation to the Qualified IPO, due to applicable Law or any reason whatsoever, the Investor or the Company shall reimburse the Continuing Shareholders for all such expenses incurred/ payments made in full;

(b)	all of the Equity Shares of the Company are duly listed and approved for trading on a Recognized Stock Exchange;

(c)	in connection with a Qualified IPO, each of TTSL and TSL and MSIIPL, SMIT and IDFCPE III shall be entitled to offer up to its entire Shareholding, first in priority over the Shareholding of the Investor, but in proportion of their Shareholding as between themselves that is excluding the Investor’s Shareholding, for sale as part of the offer for sale component of the Qualified IPO;

(d)	if required by TTSL and TSL and MSIIPL, SMIT and IDFCPE III, the Investor shall offer such number of its Shares in the Qualified IPO as may be required to undertake a Qualified IPO.

15.1.2

To the extent permissible under applicable Laws, the Investor undertakes and agrees that none of TTSL and TSL or MSIIPL, SMIT and IDFCPE III shall be named or deemed as a ‘promoter’ of the Company in the prospectus or any other documents related to a public offering or otherwise and nor shall any declaration be made to this effect. None of the obligations of the ‘promoters’ shall be applicable to TTSL and TSL or MSIIPL, SMIT and IDFCPE III and TTSL and TSL and MSIIPL, SMIT and IDFCPE III shall not be required to offer or make available their Shares for the purposes of any mandatory lock-in as applicable to ‘promoters’ under the SEBI Regulations. In the event any body or regulatory authority takes a view or draws an inference that any of TTSL and TSL or MSIIPL, SMIT and IDFCPE III is a promoter, the Investor shall cooperate to make such representations and make full disclosures to such body or authority as may be required to dispel or correct such inference or view. If any of TTSL and TSL or MSIIPL, SMIT and IDFCPE III is treated as a ‘promoter’ pursuant to any applicable Law and any minimum percentage of promoter Shareholding in the Company is required to be locked-in, the Investor shall offer or make available such number of Equity Shares held by it which would be sufficient to satisfy the aforesaid minimum lock-in requirement. Further, all such obligations relating to a ‘promoter’ shall be satisfied and met solely by the Investor.

15.1.3	The Company and the Investor undertake to: (i) ensure compliance with all applicable Laws in relation to any Qualified IPO; and (ii) obtain all necessary consents and approvals required for a Qualified IPO.

15.1.4	In the event that the per Share price received by each of TTSL, TSL, MSIIPL, SMIT and IDFCPE III for the Shares sold by such Parties through the Qualified IPO is less than the Put Option Price, then the Investor shall pay to such Party an amount equal to such shortfall in respect of each Share sold by such Party in the Qualified IPO.

15.2	Drag Right and Trade Sale

15.2.1	In the event the Investor fails to honour a Put Option, Macquarie Put Option or a COC Put Option exercised by any of TTSL, TSL, MSIIPL, SMIT or IDFCPE III, and such failure is not timely rectified by ATII or American Tower Corporation under the Shareholders Agreement Put Obligation Performance Guarantees, then TTSL and TSL shall be entitled to, in their sole discretion, exercise any or all of the rights set out below:

(a)	Drag Along: TTSL and/ or TSL shall be entitled to negotiate a sale of any or all Securities of the Company to an unrelated Third Party as TTSL and/ or TSL may deem fit, at a price negotiated by TTSL and/ or TSL with such Third Party (the “Drag Price”). TTSL and/ or TSL may require by notice in writing (the “Drag Notice”):

(i)	the Investor (or its Affiliates) to sell up to its entire Shareholding to such Third Party at the Drag Price; and/or

(ii)	each of MSIIPL, SMIT and IDFCPE III (or its respective Affiliates) to sell its entire Shareholding to such Third Party at the Drag Price;

The Transfer of Shares and the payment of the Drag Price under this Clause 15.2.1(a) shall occur simultaneously and within a period of sixty (60) Business Days from the date of the Drag Notice, in accordance with Clause11.9. The issuance of a Drag Notice shall constitute a binding obligation of the Investor and the MSIIPL, SMIT or IDFCPE III, as the case may be, to Transfer its Shares to the Third Party. In the event a Drag Notice is issued, the Parties undertake that they shall perform all necessary actions, including passing appropriate resolutions as may be required in accordance with applicable Law, in order to facilitate the Transfer of Shares to the Third Party. The parties to the transaction shall complete the sale and purchase of the offered Shares as per Clause 11.9 above.

(b)	Trade Sale: TTSL and/ or TSL shall be entitled to negotiate a sale of the Business of the Company in favour of any Third Party as TTSL and/ or

TSL may deem fit, at a price negotiated by TTSL and/or TSL with such Third Party. Promptly, upon finalisation of the sale of the Business, TTSL and/or TSL shall provide a notice in writing to the Shareholders of the Company containing the detail of the Third Party, the price of sale of the Business, and the time period within which the sale is proposed to be completed. The Parties undertake that they shall perform all necessary actions, including passing appropriate resolutions as may be required in accordance with applicable Law, in order to facilitate the sale of the Business by the Company to the Third Party.

15.2.2	Notwithstanding anything contained in Clause 15.2.1 above, in the event of any sale of Shares proposed to be undertaken under Clause 15.2.1, TTSL and/ or TSL shall inform MSIIPL, SMIT and IDFCPE III of the negotiation of the sale by a notice in writing specifying the name of the Third Party and the Drag Price (the “Negotiation Notice”). Upon receipt of the Negotiation Notice, each of MSIIPL, SMIT and IDFCPE III shall have the right to require TTSL and TSL to procure the Third Party to purchase any Securities held by MSIIPL, SMIT or IDFCPE III, as the case may be, on the same commercial terms and conditions offered to TTSL and TSL (the “Default Tag Right”). All other provisions of Clause 11.7 above shall apply mutatis mutandis to the Default Tag Right and the Negotiation Notice shall be deemed to constitute a Tag Along Offer Notice under Clause 11.7. In the event a Drag Notice is given by TTSL and/ or TSL to MSIIPL, SMIT and IDFCPE III, the rights of MSIIPL, SMIT or IDFCPE III under this Clause 15.2.2 shall fall away.

15.2.3	In the event that the per Share price received by each of TTSL, TSL, MSIIPL, SMIT and IDFCPE III for the Shares sold by such Parties upon the exercise of the drag along right under Clause 15.2.1, or the per Share price attributable to TTSL, TSL, MSIIPL, SMIT and IDFCPE III pursuant to a sale of the Business of the Company under Clause 15.2.2, is less than the Put Option Price, then the Investor shall pay to such Party an amount equal to such shortfall.

16.	FINANCING

16.1	Except to the extent required pursuant to this Agreement, including under Clause 10, no Shareholder shall be obliged to provide guarantees or security or other financial support for any Indebtedness, unless agreed otherwise in writing.

16.2	No Shareholder shall be obliged to provide any capital to the Company by way of subscription for further Shares, or by way of loans or subscription for loan stock or any other form of shareholder debt.

16.3

The Shareholders acknowledge that the Company may require further finance to fund its projected cash requirements (including as set out in the Annual Business Plan) and agree that the Company may borrow, additional sums from third parties on the most favourable terms available as to interest, repayment and security compatible with its needs, at all times in accordance with Clause 6, including with respect to Affirmative Vote Matters, but except where required by applicable Law shall not allow any prospective lender the right to participate in the Share Capital or the share capital of the Investor or otherwise in the Business as a condition or term of any loan or advance.

17.	NON-COMPETE AND NON-SOLICITATION

17.1	Each of the Parties agrees that, in consideration of the furtherance of trade, goodwill and Business of the Company, it shall neither directly nor through a subsidiary or any other Person Controlled by it, employ or solicit, or receive or accept the performance of services in the Territory by any current employee of the Company or any former employee of the Company that has left his or her employment with the Company for less than one (1) year. For the avoidance of doubt, such restrictions shall not apply to any current or former employees of the Company that apply for jobs or other positions with any Party or its subsidiaries or any other Person Controlled by it (a) suo moto, without being approached by such Party, its subsidiaries or Person Controlled by it (as the case may be), or (b) in response to a generic advertisement that is not specifically addressed to such employees.

17.2	The Investor agrees that, except with respect to the Company in the normal course of business, in consideration of the furtherance of trade, goodwill and Business of the Company:

17.2.1	for so long as either TTSL or TSL (or any of their Affiliates other than TOF) are Shareholders, it shall neither directly nor indirectly through a subsidiary or Affiliate or any other Person Controlled by it, engage in, assist or provide any advisory services to, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, any communications business in the Territory that is similar to the communications business of TTSL, or its Affiliates, as it exists on the Effective Date;

17.2.2	for so long as either TTSL or TSL (or any of their Affiliates other than TOF) are Shareholders, any equity issuance, sale, transfer or other disposition of any Shares by the Company or the Investor, whether voluntarily or involuntarily, directly or indirectly, in a single transaction or a series of related transactions, to any communications business in the Territory that is similar to the communications business of TTSL as it exists on the Effective Date, shall require TTSL’s prior consent, which consent may not be unreasonably withheld or delayed; and

17.2.3	during the term of this Agreement, it shall neither directly nor indirectly through a subsidiary or Affiliate or any other Person Controlled by it, engage in, assist or provide any advisory services to, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, any business in the Territory that is similar to the Business, other than through the Company.

17.3	The Investor and the Company agree that, for so long as either TTSL, TSL or their

Affiliates (other than TOF) are Shareholders, in consideration of the furtherance of trade, goodwill and Business of the Company, each of the Investor and the Company shall neither directly nor indirectly through a subsidiary or Affiliate or any other Person Controlled by it, engage in or provide any advisory services to, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, the communications business (other than backhaul, DAS and WiFi) in the Territory that is similar to the communications business of TTSL and/or any of the Affiliates of TTSL as it exists on the Effective Date.

17.4	TTSL, agrees that, for so long as TTSL, TSL or their Affiliates (other than TOF) is a Shareholder, in consideration of the furtherance of trade, goodwill and Business of the Company, it shall, and shall ensure that Tata Teleservices (Maharashtra) Limited shall, neither directly nor through a subsidiary or any other Person Controlled by it, engage in, assist or provide any advisory services to, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, any owning, operation or development of wireless and broadcast passive infrastructure business (excluding all businesses and activities (other than the business of leasing out towers to third parties) being carried out as on the Effective Date such as IBS & DAS, wireline and passive infrastructure for non BTS related installations such as core network and major transmission aggregation POPs) in the Territory that is similar to the tower leasing or passive infrastructure business of the Company as it exists on the Effective Date. Provided further that notwithstanding anything contained in this Clause 17.4, any towers owned & operated by TTSL or TTML existing as on the Effective Date shall not be covered by and shall be excluded from the applicability of the provisions of this Clause 17.4.

17.5	The Parties agree that the restriction in Clause 17 shall not be applicable to (i) either of the Company or TTSL (or their respective Affiliates) undertaking projects relating to backhaul, in building solutions, Wi-Fi, active BTS/antenna sharing or other related activities after due consultation with each other; (ii) any investment by a Person with the primary objective of making financial gains and without strategic rights, provided further that, Clause 17 shall continue to apply to such Person if such Person has the right to appoint, and appoints, a director on the board of directors of a Competitor.

17.6

If any provision contained in this Clause 17 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Clause 17, but this Clause 17 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Clause 17 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each of the Parties acknowledges that the other Parties would be irreparably harmed by any breach of this Clause 17 and that there would be no adequate remedy at Law or in damages to compensate the other Parties for any such breach, and agrees that the other Parties shall be entitled to injunctive relief requiring specific performance by each of them under this Clause 17, and hereby consents to the entry thereof.

17.7	The Parties agree that the existing activities of the Investor or (or its Affiliates) shall be excluded from the applicability of Clause 17 until the date of completion of the Combination, in accordance with and subject to the Implementation Agreement.

17.8	Nothing contained in this Clause 17 shall limit any (x) Allowed Transaction, or (y) the Restructuring.

18.	TERMINATION

18.1	This Agreement shall, unless otherwise stated, terminate as regards to a Party (other than the Company) if that Party ceases to hold any Shares.

18.2	This Agreement shall terminate if no Person other than a single Shareholder of the Company remains as a Party or if all the Parties mutually agree in writing to terminate this Agreement.

18.3	The termination of this Agreement or of any provision hereof shall not prejudice any rights that have accrued prior to such termination.

18.4	Notwithstanding any other provision of this Agreement, the provisions of Clause 1 (Definitions and Interpretation), Clause 18 (Termination), Clause 19 (Costs and Expenses), Clause 20 (Confidentiality), Clause 22.3 (Notices), Clause 22.8 (Announcements) and Clause 23 (Governing Law and Arbitration) shall survive the termination of this Agreement.

19.	COSTS AND EXPENSES

Save as otherwise provided in this Agreement, each of the Parties shall pay its own costs, charges and expenses (including taxes and fees of its investment bankers and legal and other advisors) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions and other documents contemplated by it. All stamp duties in relation to and for the consummation of the transactions contemplated in this Agreement shall be paid by the Company.

20.	CONFIDENTIALITY

20.1	Confidentiality obligation

Subject to the provisions of Clause 20.2 below, each Party shall keep, and shall ensure that its Affiliates and their respective Representatives keep, all information and other materials passing between it (the “Receiving Party”) and the other Party and/or the

Company in relation to the transaction contemplated by this Agreement and also in relation to the Company (including all information concerning the business transactions and the financial arrangements relating to the Company and/ or the subsidiaries) (the “Confidential Information”), confidential, and shall not without the prior written consent of the other Party, divulge the Confidential Information to any other Person or use the Confidential Information other than for carrying out the purposes of this Agreement.

20.2	Exceptions

The provisions of Clause 20.1 shall not apply to:

20.2.1	a disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its representatives in violation of this Agreement;

20.2.2	a disclosure by a Party to its representatives, provided such representatives are bound by similar confidentiality obligations;

20.2.3	a disclosure to the extent required under the rules of any recognised stock exchange or by applicable Laws or governmental regulations or generally accepted accounting principles applicable to any Party or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; and

20.2.4	upon any Shareholder entering into negotiations with any Person with a view to Transferring any Shares to a Third Party, information in respect of the Company that is reasonably necessary to permit such Person to evaluate the business of the Company may be provided to such Person, provided that (a) such Person has executed a confidentiality agreement; and (b) the Board is satisfied (acting reasonably) with the terms and conditions of such duly executed confidentiality agreement.

21.	CHARTER DOCUMENTS

The Charter Documents shall be amended in conformity with this Agreement. In the event of inconsistency between the provisions of this Agreement and the Articles of Association, the provisions of this Agreement shall, to the extent permitted by Law, prevail. The Parties shall exercise their voting rights attached to their Shares to alter the Charter Documents in a manner consistent with this Agreement.

22.	MISCELLANEOUS

22.1	Specific Performance

The Parties agree that damages may not be an adequate remedy for any breach of this Agreement, and the Parties shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Parties hereto from committing any violation or enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at Law or in equity, including a right to damages.

22.2	Counterparts

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the counterpart in person.

22.3	Notices

22.3.1	Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and signed by or on behalf of the Party giving it. Such notice shall be served by sending it by facsimile to the number set forth below or delivering by hand, mail, electronic mail or courier to the address set forth below. In each case it shall be marked for the attention of the relevant Party set forth below. Any notice so served shall be deemed to have been duly given: (a) in case of delivery by hand, when hand delivered to the other Party; or (b) when sent by facsimile, upon transmission and receipt of confirmation; or (c) when sent by mail, where three (3) Business Days have elapsed after deposit in the mail with certified mail receipt requested postage prepaid; or (d) when delivered by courier on the second (2nd) Business Day after deposit with an overnight delivery service, postage prepaid, with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (e) for electronic mail notification with return receipt requested, upon the obtaining of a valid return receipt from the recipient. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone or regular mail or electronic mail to the Person to whom such communication by facsimile was addressed, each communication made by it by facsimile pursuant hereto but the absence of such confirmation by telephone or regular mail or electronic mail shall not affect the validity of any such facsimile communication.

If to the Company

Attention	:	Company Secretary
Address	:	D-2, 5th Floor, Southern Park, Saket Place, Saket, New Delhi 110017, India
Telephone	:	0124 66344703
Email	:	geetapuri.seth@viomnetworks.com

If to TTSL

Attention	:	A&E Block, Voltas premises, T B Kadam Marg, Chinchpokli, Mumbai 400 033
Address	:	Bhaskar Chandran, President Legal, Regulatory & Company Secretary
Telephone	:	+91 22 6667 1155
Facsimile	:	91 22 6610 6175
Email	:	bhaskar.chandran@tatatel.co.in

If to TSL

Attention	:	Mr. F N Subedar
Address	:	Bombay House, 24, Homi Mody Street, Fort, Mumbai 400001
Telephone	:	+91 22 66657147
Facsimile	:	+91 22 66658080
Email	:	fnsubedar@tata.com

If to IDFCPE III

Attention	:	Managing Partner & Chief Investment Officer and Chief Financial Officer

Address	:	IDFC Private Equity Fund III c/o IDFC Alternatives Limited 7th floor, One IndiaBulls Centre Tower 1C, Jupiter Mills Compound, 841, Senapati Bapat Marg, Elphinstone Road, Mumbai 400013

Telephone	:	+91 22 42222000
Facsimile	:	+91 22 42222166
Email	:	satish.mandhana@idfc.com - Managing Partner and Chief Investment Officer manish.jindal@idfc.com - Chief Financial Officer

If to MSIIPL

Attention	:	Mr. David Luboff
Address	:	10 Marina Boulevard, #17-01 Tower 2, Marina Bay Financial Centre Singapore 018983
Telephone	:	+65-66010014
Facsimile	:	+65 6601 0653
Email	:	David.luboff@macquarie.com

If to SMIT

Attention	:	Mr. Suresh Goyal
Address	:	92, 2 North Avenue, Maker Maxity, Bandra Kurla Complex, Bandra (E), Mumbai - 400051, India
Telephone	:	+91-22-67204011
Facsimile	:	+91-22-67204302
Email	:	Suresh.Goyal@macquarie.com

If to the Investor

Attention	:	ATC Asia Pacific Pte. Ltd.
Address	:	One Raffles Quay North Tower, Level 25 Singapore 048583
Telephone	:	65 66225351 / 66225352

With Copies to

Attention	:	General Counsel
Address	:	American Tower International, Inc. 116 Huntington Ave., 11th Floor, Boston, MA 02116
Telephone	:	617-375-7500
Facsimile	:	617-375-7575

Attention	:	Clifford Chance LLP
Address	:	31 West 52nd Street New York, NY 10019
Telephone	:	212-878-8000
Facsimile	:	+1 212 878 8375

22.3.2	Any Party may, from time to time, change its address for the purpose of notices to that Party by giving a notice to the other Parties specifying a new address, but no such notice will be deemed to have been given until it is actually received by the other Parties.

22.4	Relationship

Each Party hereto is an independent party and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Nothing in this Agreement shall, in any way, be construed to constitute any Party as the agent, employee or representative of any other Party. None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and no Party shall have any authority to bind any other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

22.5	Waivers, Rights and Remedies

The Party that is entitled to the benefit thereof may, subject to applicable Law, waive any term or condition of this Agreement or any breach of or default by any other Party in performing any of the provisions of this Agreement at any time. Such waiver must be in writing and must be executed by an authorized officer of such Party. A waiver on one occasion will not be deemed to be a continuing waiver of the same or any other breach or non-fulfilment on a future occasion and such waiver shall not prevent the waiving party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by any other Party under any of the provisions of this Agreement. All remedies, either under this Agreement, or by applicable Law or otherwise afforded, will be cumulative and not alternative.

22.6	Threshold Rights

Notwithstanding anything to the contrary contained in this Agreement or the Articles of Association of the Company, in case of any dilution of the Shareholding of the Tatas, MSIIPL or SMIT in the Company pursuant to any of the following:

(a)	failure to exercise a Pre-emptive Right under Clause 10 of this Agreement upon primary issuance of securities by the Company or on the issuance of any Excluded Securities;

(b)	the exercise of the Put Option under Clause 12, wherein Tatas have offered up to the maximum Put Option Shares which may be offered by them in a Put Period but continue to remain a Shareholder in the Company;

(c)	pursuant to the exercise of the Tag Along Right by TTSL, TSL, IDFCPE III, MSIIPL and/or SMIT under Clause 11.7 pursuant to Clause 11.1.2;

(d)	as a result of a Clawback Subscription; or

(e)	as a result of the Combination,

the rights, entitlements and obligations of the Tatas, MSIIPL or SMIT (as the case may be) that are linked to a minimum Shareholding threshold shall continue to apply as if no such dilution has occurred and any reference in this Agreement or the Articles of Association to such minimum Shareholding threshold shall be deemed to be proportionately adjusted to take into account and negate the effect and impact of such dilution.

22.7	Authorisation

The Parties represent and covenant that the persons signing this Agreement on behalf of the Parties have the authority to so sign and execute this Agreement on behalf of the Parties for whom they are signing.

22.8	Announcements

The Parties shall not make, and shall not permit any of their respective Affiliates, directors, employees, officers, legal, financial and professional advisors or bankers to make, any public announcement about the subject matter of this Agreement or regarding any of the Company’s Business and operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with each other and obtaining the other Parties’ written consent, save as required to satisfy any requirement (whether or not having the force of Law) of a stock exchange on which the shares of the disclosing Party or subsidiary or affiliate or holding company of the disclosing Party are traded, or of the securities laws, rules or regulations or generally accepted accounting principles applicable to the disclosing Party or subsidiary or affiliate or holding company of the disclosing Party in any jurisdiction in which its shares are traded, or of any relevant governmental or regulatory body. In the event that disclosure is required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure, which comment shall not be unreasonably delayed or conditioned.

22.9	Assignment

The Parties shall not assign their rights under this Agreement, except as provided specifically herein. In the event the entire Shareholding is Transferred by any Shareholder, subject to Clause 11 above, the Shareholder shall be entitled to assign its respective rights available under the this Agreement. This restriction shall not apply in case of an assignment to a Party’s Affiliate. It is however clarified that, the right of MSIIPL and SMIT to appoint a Director to the Board shall not be assignable unless the transferee by itself, or together with not more than one (1) other transferee, acquires the entire aggregate Shareholding of MSIIPL and SMIT. Provided, however, that neither this Agreement nor the rights of a Party hereunder shall be assignable in case of a merger, amalgamation, reconstruction or any other form of corporate restructuring of such Party with any other person/entity, except with the consent of the other Parties (which shall not be unreasonably withheld). Notwithstanding anything contained in this Agreement, TTSL and TSL shall be entitled to assign its respective rights and obligations under this Agreement to any of their Affiliates including, without limitation, TOF or members of the Tata Group, in connection with or pursuant to a transfer of Shares to such Affiliates or members of the Tata Group.

22.10	Entire Agreement

22.10.1	This Agreement and the documents and agreements referred to in it set out the entire agreement and understanding between the Parties with respect to the subject matter of it. This Agreement supersedes any prior agreements or understandings between the Parties, which cease to have any further force or effect.

22.10.2

On the Effective Date, all past agreements entered into (i) inter se between all or any part of the Shareholders listed in Schedule 1A and (ii) between the Shareholders listed in Schedule 1A and the Company, including the Existing Shareholders Agreement, shall stand terminated, provided that nothing in this Clause 22.10.2 shall apply to the Investment Agreement. Provided further that, subject to Clause 8, (a) no liability under such agreements shall pass or transfer to the Investor unless specified in the Definitive Agreements; and (b) any accrued obligations to the Company are discharged or provided for.

22.11	Further Assurance

Subject to applicable law and the terms and conditions of this Agreement, the Parties will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated herein and to give effect to the terms of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other lawful actions as may be necessary or desirable in order to consummate or implement expeditiously such transactions contemplated hereby. Without prejudice to any other provision of this Agreement, the Parties agree that, in the event that it has or it is deemed to have provided its consent under any provision of this Agreement then it shall take, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable law to give effect to the matter or item that it has consented to.

22.12	Invalidity

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. The invalid provision shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which shall be as close to its intended effect as possible.

22.13	Variation

No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include electronic mail) and signed by or on behalf of each of the Parties. The expression ‘variation’ includes any variation, supplement, deletion, modification or replacement however effected.

23.	GOVERNING LAW AND ARBITRATION

23.1	This Agreement and the documents to be entered into pursuant to it, and any non-contractual obligations arising out of or in connection with the Agreement and such documents, shall be governed by and construed in accordance with the substantive Laws of India without giving effect to the principles of conflict of Laws thereunder. Notwithstanding the foregoing or any provision herein to the contrary, the Shareholders Agreement Put Obligation Performance Guarantee shall be shall be governed by and construed in accordance with the substantive Laws of the United States of America, without giving effect to the principles of conflict of Laws thereunder.

23.2	Any and all process may be served in any action or proceeding arising in connection with this Agreement by notice pursuant to Clause 22.3. The Parties hereby agree to waive all claims of error by reason of such service and that such service, if delivered, sent or mailed, shall constitute good, proper and sufficient service. Nothing herein shall affect the right of any Party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the below mentioned arbitration process.

24.	DISPUTE RESOLUTION

24.1	Any and all disputes or differences between the Parties arising out of or in connection with this Agreement or its performance shall, so far as it is possible, be settled amicably through consultation between the Parties.

24.2	If after thirty (30) Business Days of consultation, the disputing parties have failed to reach an amicable settlement on any or all disputes or differences arising out of or in connection with this Agreement or its performance, such disputes or differences shall be submitted to final and binding arbitration at the request of either of the disputing parties upon written notice to that effect to the other.

24.3	Such arbitration shall be under and on the terms of the Arbitration Rules of the Singapore International Arbitration Centre and shall be held in Singapore. All proceedings of such arbitration shall be in the English language.

24.4	The arbitration panel shall consist of three (3) arbitrators, one (1) arbitrator to be appointed by each side to such dispute and the third arbitrator, who shall serve as chairman, to be appointed jointly by the other two (2) arbitrators. In the event that there are multiple disputing parties, all sides shall attempt to agree upon the appointments.

24.5	The arbitration panel shall have the power to order any interim or conservatory measures which it deems appropriate.

24.6	If multiple disputes arise out of or in connection with this Agreement or its performance then any or all such disputes may be determined in a single arbitration.

24.7	In the event that an arbitration under this Agreement or its performance has commenced and is still pending (the “Pending Arbitration”), when any other arbitration is commenced under any of such documents, each of the parties hereby agrees that the arbitration panel in the Pending Arbitration shall have the power to order consolidation of the subsequently commenced arbitration with the Pending Arbitration (together, the “Consolidated Arbitration”), where the request for consolidation is made prior to (a) the exchange of the final written pleadings (excluding post-hearing briefs, or equivalent), or (b) the commencement of the final hearing on the merits in the Pending Arbitration (if any), whichever is the later, and the arbitration panel in the Pending Arbitration, in its absolute discretion, determines that:

(a)	the arbitrations relate to substantially similar questions of law or of fact;

(b)	none of the parties would be unduly prejudiced; and

(c)	consolidation under these circumstances would not result in undue delay for any of the arbitrations.

24.8	The arbitration panel in the Consolidated Arbitration shall consist of three (3) arbitrators, one (1) arbitrator to be appointed by each side to such dispute and the third (3rd) arbitrator, who shall serve as chairman, to be appointed jointly by the other two (2) arbitrators.

24.9	The parties agree that upon consolidation, they will promptly dismiss any arbitration brought under this Agreement or its performance, the subject of which has been consolidated into a Consolidated Arbitration in accordance with this Clause 24.

24.10	Nothing shall preclude any Party from seeking interim or permanent equitable or injunctive relief, or both, provided that courts in Singapore shall be deemed to have non-exclusive jurisdiction in respect of all matters where interim relief is sought under this Agreement. The pursuit of equitable or injunctive relief shall not be a waiver of the duty of the Parties to pursue any remedy for monetary damages through the arbitration described in this Clause 24.

25.	SUBSIDIARIES OF THE COMPANY

25.1	The Parties agree that the provisions of Clauses 4.1 to 4.6, 5, 6, 7 and 9 of this Agreement shall apply, mutatis mutandis, to each of the present and future subsidiaries of the Company.

26.	TATA BRAND

26.1	The Parties acknowledge and agree that on and from the Effective Date, the Company shall not be identified as or referred to as a group company or Affiliate of TSL, nor shall TSL or TTSL be identified as a ‘promoter’ or ‘partner’ in the Company.

26.2	The Company and all the Shareholders, other than TTSL, TSL and its Affiliates, hereby acknowledge and agree that they shall not be entitled to use the brand ‘Tata’, or any trademarks, trade names, brand names or symbols belonging to or associated with TSL or its Affiliates on and from the Effective Date, except for identifying TSL or TTSL as a shareholder of the Company under applicable Law.

26.3	The Parties agree that the term ‘Tata’ or any abbreviation thereof or similar term shall not be used while registering any trademarks, trade names, brand names or symbols of the Company.

27.	NO CONFLICT OBLIGATIONS OF MIRA

27.1

For so long as MSIIPL and SMIT are entitled to nominate a Director on the Board, then in the event MIRA acquires an ownership interest or makes an investment in a Competitor prior to March 31, 2021 and also acquires the contractual right to appoint one or more nominees of MIRA (or the entities Controlled by it) and such nominees are so appointed as a director on the board of directors of the Competitor or acquires any veto rights in such Competitor, MSIIPL and/or SMIT:

27.1.1	will inform the Investor and Board in writing of the same;

27.1.2	ensure that any nominee or director of MSIIPL or SMIT on the Board of the Company resigns with immediate effect;

27.1.3	shall have no right to appoint a Director on the Board for so long as a nominee of MIRA (or the entities Controlled by it) is a director on the board of directors of a Competitor or MIRA (or the entities Controlled by it) has any veto rights in a Competitor; and

27.1.4	shall not be entitled to exercise the Affirmative Vote Matters listed in items 13, 4, 5, 6, 8, 9, 11, 12, 13 and 18 of Part A in Schedule 2, which shall remain suspended until such time as a nominee of MIRA (or the entities Controlled by it) is a director on the board of directors of a Competitor or MIRA (or the entities Controlled by it) has any veto rights in a Competitor.

27.2	Notwithstanding anything in this Agreement:

27.2.1	this Clause 27 shall not apply to any investments made by MIRA in a Competitor on or after March 31, 2021;

27.2.2	the provisions of this Clause 27 shall cease to apply with immediate effect upon the occurrence of a Material ATC Breach.

27.3	All information relating to the Company, including but not limited to its business, finance, customers and operations, received by MSIIPL or SMIT or their nominee Director on the Board from the Company or from any other Person shall be kept confidential and shall not be used by any of MSIIPL, SMIT or their nominee Directors for any purposes other than for which such information has been provided to any of them, including specifically in the evaluation of any investment opportunities in any Competitor.

IN WITNESS WHEREOF THE COMPANY HAS CAUSED ITS COMMON SEAL TO BE AFFIXED HERETO AND THE OTHER PARTIES HERETO HAVE CAUSED THE SAME TO BE EXECUTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

For VIOM NETWORKS LIMITED

Authorized Signatory	/s/ SYED SAFANI
Name: Syed Safani
Title: CEO

In the presence of:

Authorized Signatory	/s/ SHIRISH MANIAR
Name: Sirish Maniar
Title: CFO

In the presence of:

Signature Page of the Shareholders Agreement

For TATA SONS LIMITED

Authorized Signatory	/s/ F.N. SUBEDAR
Name: F.N. Subedar
Title:

In the presence of:

Signature Page of the Shareholders Agreement

For TATA TELESERVICES LIMITED

Authorized Signatory	/s/ SRINATH NARASIMHAN
Name: Srinath Narasimhan
Title: Managing Director

In the presence of:

Signature Page of the Shareholders Agreement

For IDFC PRIVATE EQUITY FUND III

Authorized Signatory	/s/ SATISH MANDHANA
Name: Satish Mandhana
Title: Managing Partner and CIO

In the presence of:

Signature Page of the Shareholders Agreement

For MACQUARIE SBI INFRASTRUCTURE INVESTMENTS PTE LIMITED

Authorized Signatory	/s/ DAVID LUBOFF
Name: David LuBoff
Title: Director

In the presence of:	/s/ VERENA LIMS
Name: Verena Lims

Signature Page of the Shareholders Agreement

For SBI MACQUARIE INFRASTRUCTURE TRUST

Authorized Signatory	/s/ NANDINI RODRICKS
Name: Nandini Rodricks
Title: CEO

In the presence of:	/s/ RICHARD A. LOWE
Name: Richard A. Lowe

Signature Page of the Shareholders Agreement

For ATC ASIA PACIFIC PTE. LTD.

Authorized Signatory	/s/ EDMUND DISANTO
Name: Edmund DiSanto
Title: Director

In the presence of:

Signature Page of the Shareholders Agreement